Exhibit 4.38

$102,550,000

TRADE RECEIVABLES PURCHASE AGREEMENT

between

AEGEAN MARINE PETROLEUM S.A.,
as Seller and as Servicer,

and

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Purchaser

Dated as of October 17, 2011

Table of Contents

Page

SECTION 1: DEFINITIONS		4
1.1	Defined Terms	4
1.2	Other Definitional Provisions	13
SECTION 2: THE PURCHASES OF SCHEDULED RECEIVABLES		14
2.1	Purchase Limits	14
2.2	Procedure for Making Purchases	14
2.3	Sale and Assignment	15
2.4	Fees	15
2.5	Computation and Payments; Agreement Fees	15
2.6	Payments	15
2.7	Requirements of Law	15
2.8	Taxes	15
2.9	Limited Indemnity	16
SECTION 3: REPRESENTATIONS AND WARRANTIES		18
3.1	Financial Condition	18
3.2	No Change	19
3.3	Existence; Compliance with Law	19
3.4	Power; Authorization; Enforceable Obligations	19
3.5	No Legal Bar	20
3.6	Litigation	20
3.7	No Default	20
3.8	Ownership of Property; Liens	20
3.9	Taxes	21
3.10	Intentionally Omitted	21
3.11	Investment Company Act; Other Regulations	21
3.12	Accuracy of Information, etc	21
3.13	Solvency	22
3.14	Compliance with Laws	22
3.15	Principal Place of Business	22
3.16	Accounting for Scheduled Receivables	22
3.17	Other Legal Matters	22
3.18	Anti-Terrorism Laws	23
3.19	Capital Structure	24
3.20	Representations and Warranties Relating to the Scheduled Receivables	24
SECTION 4: CONDITIONS PRECEDENT		25
4.1	Conditions Precedent to Initial Purchase	25
SECTION 5: AFFIRMATIVE COVENANTS		27
5.1	Information	27
5.2	Maintenance of Existence and Management	28

5.3	Compliance with Laws; Payment of Taxes	28
5.4	Payment of Obligations	28
5.5	Inspection of Property; Books and Records; Discussions	28
5.6	Notices	28
5.7	Intentionally Omitted	29
5.8	Irrevocable Payment Instructions	29
5.9	Ownership	29
5.10	Further Assurances	29
5.11	Offices, Records, Books of Account	29
5.12	Sales, Liens, Etc	30
5.13	Extension or Amendment of Scheduled Receivables; Changes to Underlying Contract	30
5.14	Status of Scheduled Receivables	30
5.15	Account Generation and Servicing Practices	30
5.16	Inconsistent Instructions	30
SECTION 6: SERVICER OBLIGATIONS		30
6.1	Duties of Servicer	30
6.2	Reporting Requirements	31
6.3	Collection Accounts	32
6.4	Amounts in Collection Accounts	32
6.5	Disbursements	32
6.6	General Rules Relating to Account	32
SECTION 7: TERMINATION EVENTS AND REMEDIES		32
SECTION 8: MISCELLANEOUS		34
8.1	Amendments and Waivers	34
8.2	Notices	35
8.3	No Waiver; Cumulative Remedies	35
8,4	Survival of Representations and Warranties	35
8.5	Payment of Expenses and Taxes	35
8.6	Successors and Assigns	36
8.7	Counterparts	37
8.8	Severability	37
8.9	Integration	37
8.10	New York Law	37
8.11	Submission To Jurisdiction; Waivers	37
8,12	Judgment Currency	38
8.13	WAIVERS AND JURY OF TRIAL	38
8.14	Acknowledgements	38

Schedules

Schedule 3.4	Consents, Authorizations, Filings and Notices
Schedule 3.14	Actions to Perfect Ownership Interests in Receivables
Schedule 3.15	Principal Places of Business

Exhibits

Exhibit A	Form of Irrevocable Payment Instructions
Exhibit B	Form of Opinion of the General Counsel of the Seller and the Guarantor
Exhibit C	Form of Opinion of Marshall Islands Counsel to the Seller and the Guarantor

Exhibit D	Form of Opinion of U.S. Counsel to the Seller and the Guarantor
Exhibit E	Form of Closing Certificate
Exhibit F	Form of Receivables Presentation
Exhibit G	Form of Purchase Offer
Exhibit H	Form of Limited Guarantee
Exhibit I	Form of Servicer's Report

TRADE RECEIVABLES PURCHASE AGREEMENT (this "Agreement"), dated as of October 17, 2011 between AEGEAN MARINE PETROLEUM S.A., a corporation organized and existing under the laws of Liberia, as seller (in such capacity, the "Seller") and servicer (in such capacity, the "Servicer") hereunder and Deutsche Bank AG, New York Branch, as purchaser (the "Purchaser").

The parties hereto hereby agree as follows:

SECTION 1: DEFINITIONS

1.1   Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1:

"Account Debtor": means, with respect to an Account Receivable each Person who purchases Oil Products on credit under an Underlying Contract and who is obligated to make payments on such Account Receivable to the Seller on the Underlying Contract pursuant to such Underlying Contract.

"Account Receivable": means the Seller's right to the payment of money from an Account Debtor, arising out of the sale of Oil Products; provided that the parties hereto agree that each such right to payment evidenced by a separate, discrete invoice shall constitute a separate Account Receivable hereunder.

"Affiliate": of any relevant Person means (i) a Controlling Person; (ii) any Person (other than the relevant Person or a Subsidiary of the relevant Person) which is Controlled by or is under common Control with a Controlling Person; or (iii) any Person (other than a Subsidiary of the relevant Person) of which the relevant Person owns, directly or indirectly, five percent or more of the common stock or equivalent equity interests.

"Agreement": as defined in the preamble hereto.

"Agreement Fee": means the fee referred to in Section 2.5(b).

"Applicable Purchase Rate": as specified on Schedule A to the Fee Letter with respect to each Eligible Obligor.

"Applicable Margin": as specified on Schedule A to the Fee Letter with respect to each Eligible Obligor.

"Books and Records": means, with respect to the Accounts Receivable, all of the books, records, computer tapes, digital records, programs, and ledger books arising from or relating to such Account Receivable.

"Business Day": means each day which is not a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law, executive order, or governmental decree to be closed.

"Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

"Capital Stock": means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt security convertible into or exchangeable for such interest.

"Change of Control": means, with respect to the Guarantor, at any time: (a) any "person" or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) (i) who is not now a beneficial owner of the Guarantor becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power or ownership interest of the Capital Stock of the Guarantor; or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Guarantor; (b) during any period of 12 consecutive months, the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Guarantor cease to be occupied by Persons who either (i) were members of the board of directors of the Guarantor on the date hereof, or (ii) were nominated for election by the board of directors of the Guarantor, a majority of whom were directors on the date hereof or whose election or nomination for election was previously approved by a majority of such directors or directors elected in accordance with this sub-clause b(ii); or (c) the Seller shall cease to be a direct Subsidiary of Aegean Marine Petroleum Network Inc.

"Change of Law": means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

"Collection Account": account no. 01-478-540 Ref: Aegean Marine Petroleum S.A. maintained by the Purchaser.

"Collections": all collections and other proceeds received and payment of any amounts owed in respect of Scheduled Receivables, including, without limitation, purchase price, finance charges, interest and all other charges, or applied to amounts owed in respect of such Scheduled Receivables and all other proceeds of such Scheduled Receivables.

"Consolidated": means with respect to any financial statements to be provided under or for the purposes of this Agreement and any other Transaction Document as defined by GAAP.

"Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control": means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise and "Controlling" and "Controlled" shall have meanings correlative thereto.

"Controlling Person": means with respect to any relevant Person, a Person that directly, or indirectly through one or more intermediaries, Controls the relevant Person.

"Defaulted Receivable": a Scheduled Receivable that is unpaid and outstanding on the Scheduled Due Date therefor.

"Dilution": any adjustment in the outstanding principal balance of a Scheduled Receivable attributable to any credits, allowance, rebates, billing errors, sales or similar taxes, discounts, disputes, returns, allowances setoff, counterclaim, adjustment, settlement, compromise, return, accord and satisfaction, accommodation, chargeback or forgiveness or similar items of any nature or type on, of, or relating to any Scheduled Receivable.

"Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The term "Dispose of" shall have a correlative meaning.

"Distribution Date": with respect to any Purchase Date, the date or dates which shall be not later than the last day of the respective Purchase Period for Scheduled Receivables purchased on such Purchase Date, on which the Collections on Scheduled Receivables to be purchased on such date will be distributed to the Purchaser and (if applicable) the Seller from the Collection Account.

"Dollars" and "$": dollars in lawful currency of the United States.

"EDGAR": means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC.

"Eligible Obligor": each of the entities specified on Schedule 1.1. Under no circumstances shall an Eligible Obligor include a purchaser from Cuba, Iran, North Korea, Sudan, Syria, Myanmar, Libya or any other country or person from time to time subject to trade, economic or other similar sanctions binding on financial institutions resident in the United States or Germany.

"Eligible Receivables": on an applicable Purchase Date, any Account Receivable (i) which has a Scheduled Due Date and which Scheduled Due Date is not later than 30 days after the invoice date therefor, (ii) which is an "account" as defined in the UCC, governed by Greek law, (iii) which is denominated and payable in Dollars in the United States, (iv) which, together with the related Underlying Contract, is in full force and effect and constitutes the legal, valid and binding obligation of the applicable Obligor enforceable against each such Obligor in accordance with its terms and subject to no counterclaim or other defense; (v) which satisfies all applicable requirements of the Servicer's standard customer credit policies, including that the Receivable is not delinquent or defaulted, (vi) which was generated in the ordinary course of the Seller's business, including in compliance with its Standard Terms, (vii) where the Account Debtor related to such Account Receivable is an Eligible Obligor and such Account Receivable together with all other Accounts Receivable then outstanding of such Eligible Obligor does not exceed the Obligor Limits for such Eligible Obligor; and (viii) in respect of which an Irrevocable Payment Instruction has been given.

"Facility Termination Date": means the earlier of (i) October 17, 2012, and (ii) the date on which the Purchaser delivers to the Servicer a notice of termination as a result of a Termination Event in accordance herewith (or the date on which such termination becomes effective automatically pursuant to Section 7).

"Fee Letter": the fee letter referred to in Section 2.4.

"Financial Debt": as to any Person: (i) any indebtedness of such Person for or in respect of borrowed money or the deferred purchase price of goods and services; (ii) the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such Person; (iii) non-contingent obligations of such Person to reimburse any other Person for amounts paid by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such Person with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within ninety (90) days of the date they are incurred and which are not overdue); (iv) the amount of any obligation of such Person in respect of any Capital Lease Obligation; (v) amounts raised by such Person under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing under GAAP; (vi) the amount of the obligations of such Person under derivative transactions entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by such Person after marking the relevant derivative transactions to market); (vii) any premium payable by such Person on a mandatory redemption or replacement of any of the foregoing items; (viii) all indebtedness of the types described in the foregoing items secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person; (ix) all obligations of such Person to pay a specified purchase price for goods and services, whether or not delivered or accepted (i.e., take or pay or similar obligations); (x) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, any obligation under a "synthetic lease" or any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; and (xi) the amount of any Guaranty Obligation of such Person for any of the foregoing items incurred by any other Person.

"GAAP": means generally accepted accounting principles in the United States of America applied on a consistent basis.

"Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

"Greece": the Hellenic Republic of Greece.

"Group Members": the collective reference to the Seller, the Guarantor and their respective Consolidated Subsidiaries.

"Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Financial Debt, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term "Guarantee Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Seller in good faith.

"Guarantor": Aegean Marine Petroleum. Network Inc., in its capacity as guarantor under the Limited Guarantee.

"Incipient Termination Event": any event which, with the giving of notice, the lapse of time, or both, would become a Termination Event.

"Indemnified Amounts": any and all claims, damages, costs, expenses, losses and liabilities (including all reasonable fees and other charges of any law firm or other external counsel) actually incurred.

"Indemnified Person": the Purchaser and its Affiliates, together with their respective officers, directors, employees, advisors, agents, successors, transferees and assigns and Controlling Persons of the Purchaser and its Affiliates.

"Indemnified Taxes": as defined in Section 2.8(a).

"Insolvency Proceeding": (a) any case, action or proceeding before any court of any Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; and, in the case of clause (a) or (b), undertaken under U.S. Federal, state or foreign law, including the U.S. Federal Bankruptcy Code.

"Invoice Amount": the face amount payable of an invoice in respect of a Scheduled Receivable, as expressed unambiguously on the face of such invoice.

"Irrevocable Payment Instruction": each irrevocable payment instruction, substantially in the form of Exhibit A, included by the Seller in the relevant invoice to the relevant Eligible Obligor in respect of Scheduled Receivables, providing for payment of such Scheduled Receivables to the Collection Account.

"Liberia": the Republic of Liberia.

"Lien": means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, assignment by way of security, deposit arrangement, preferential arrangement which has the practical effect of constituting a security interest, encumbrance, or servitude of any kind in respect of such asset, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, Seller shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease, or other title retention agreement relating to such asset.

"Limited Guarantee": the limited guarantee of the Guarantor substantially in the form of Exhibit H hereto.

"Marshall Islands": the Republic of the Marshall Islands.

"Material Adverse Effect": a material adverse effect on (a) the Purchased Receivables, (b) the business, assets, property, operations or condition (financial or otherwise) of the Seller, the Guarantor or the Group Members taken as a whole, or (c) the validity or enforceability of any of the Transaction Documents or the rights and remedies of the Purchaser thereunder.

"Obligations": all amounts payable as indemnity hereunder and all other obligations and liabilities of the Seller to the Purchaser, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Transaction Document or any other document made, delivered or given in connection herewith or therewith, whether on account of interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel to the Purchaser that are required to be paid by the Seller pursuant hereto) or otherwise, but in no event any amounts unpaid, paid over or repaid to any Person with respect to any Receivable as a result of the financial inability of the applicable Eligible Obligor or the collectability of the underlying Receivable.

"Obligor": with respect to any Receivable, the Eligible Obligor obligated to make payments with respect to such Receivable and any guarantor of such Eligible Obligor's obligations.

"Obligor Adverse Change": with respect to any Eligible Obligor, any event or circumstance (when taken alone or together with any previous event or circumstance) which, in the good faith opinion of the Purchaser, represents an adverse change in the financial condition, assets or business of such Eligible Obligor that could be reasonably expected to affect materially and adversely the ability of such Eligible Obligor to perform its obligations under the Accounts Receivable of such Eligible Obligor or otherwise adversely affects the creditworthiness of such Eligible Obligor.

"Obligor Limits": the specified limit on the aggregate stated net amount payable (net of credit memos) of Scheduled Receivables of any Eligible Obligor that may be outstanding at any time hereunder, as set forth on Schedule A to the Fee Letter. The Obligor Limits in respect of any Eligible Obligor are subject to reduction or cancellation by the Purchaser in the event of an Obligor Adverse Change, any such reduction or cancellation to be notified by the Purchaser to the Seller and the Servicer promptly in writing (it being understood that any such reduction or cancellation shall not apply to Scheduled Receivables that have been purchased prior to the date of such reduction or cancellation).

"Oil Products": means oil bunkering products and lubricants used in the maritime industry.

"Organizational Documents": with respect to any Person, if such Person is a corporation, its charter and by-laws, or other organizational or governing documents, or if such Person is a partnership, its certificate of partnership, if any, and partnership agreement and, in each case, any stockholder or similar agreements between and among the holders of ownership interests in such Person.

"Other Taxes": any and all present or future value added taxes (VAT), stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document.

"Payment Account": the account of the Purchaser at Deutsche Bank Trust Company Americas New York ABA# 021001033, FFC: Deutsche Bank NY Loan Operations A/C: 60200119, Ref: Aegean, Attn: Joe Cusmai.

"Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

"Purchase Cost": for each day during the applicable Purchase Period, a rate per annum equal to the Purchaser's cost of funds plus the Applicable Margin.

"Purchase Date": each date prior to the Facility Termination Date on which the Seller proposes to sell to the Purchaser ownership interests in the Scheduled Receivables identified in the related Purchase Offer.

"Purchase Offer": a notice delivered by the Servicer to the Purchaser in respect of a prospective sale of Scheduled Receivables, substantially in the form of Exhibit G hereto.

"Purchase Period": as to any Purchase Price, the period commencing on (and including) the Purchase Date and ending on but excluding the Scheduled Due Date therefore plus the number of days on which payment is anticipated, as determined from time to time by the Purchaser and notified to the Seller, made on the basis of historical payment data made available to the Purchaser.

"Purchase Price": the amount to be paid by the Purchaser for the account of the Seller with respect to a Purchased Receivable, which will be equal to the Applicable Purchase Rate multiplied by the Invoice Amount of the corresponding Eligible Receivable less the Purchase Reserve therefor.

"Purchased Receivable": at any time the undivided ownership interest of the Purchaser acquired pursuant to this Agreement from the Seller in the Scheduled Receivables reflected in the applicable Purchase Offer, Collections with respect to such Scheduled Receivables and proceeds of, and amounts received or receivable under any or all of the foregoing. Such undivided percentage ownership interest shall be computed as:

I + YR

Where:
       I     = the Purchase Price with respect to such Purchased Receivable at the related Purchase Date; and
       YR = the Purchase Reserve of such Purchased Receivable at the related Purchase Date; and

provided, however, that the Purchased Receivable shall never be more than the outstanding balance of the related Scheduled Receivables as of the date the related Purchase Offer is sent to the Purchaser.

"Purchase Reserve": the product of the Invoice Amount with respect to an applicable Purchase Price multiplied by the Applicable Purchase Rate multiplied by the applicable Purchase Cost; provided that no provision in this Agreement shall require the payment or permit the collection of Purchase Reserve in excess of the maximum permitted by applicable law.

"Purchaser"; as defined in the preamble hereto.

"Purchaser Limit": the obligation of the Purchaser, if any, to purchase Receivables in an amount not to exceed $102,550,000.

"Receivables Presentation": a presentation by the Seller substantially in the form of Exhibit F hereto.

"Requirement of Law": as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Responsible Officer": as to any Person, the chief executive officer, president, chief financial officer, vice president, treasurer, or any other duly authorized officer or attorney-in-fact of such Person, but in any event, with respect to financial matters, the chief financial officer of such Person.

"Scheduled Due Date": the date on which a Scheduled Receivable becomes due and payable in accordance with the related Underlying Contract and draft or invoice therefor, which shall not be greater than 30 days after the invoice date therefor.

"Scheduled Receivable": any of the Eligible Receivables, the outstanding balances of which are reflected in an applicable Purchase Offer and subsequently purchased pursuant to Section 2.2.

"SEC": the United States Securities and Exchange Commission.

"Seller": as defined in the preamble hereto.

"Servicer": the meaning set forth in the preamble to this Agreement.

"Servicer's Report": as defined in Section 6.2(a).

"Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise," as of such date, as such quoted terms are determined in accordance with applicable U.S. federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim," and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

"Standard Terms": means, with respect to any Account Debtor, the terms and conditions related to Seller's selling and delivery of its Oil Products to such Account Debtor.

"Subsidiary": means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly Controlled by such Person.

"Termination Event": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

"Transaction Documents": this Agreement, the Fee Letter and the Limited Guarantee.

"Underlying Contract": means, with respect to any Account Receivable, the contract or agreement which gave rise to such Account Receivable, but only to the extent such contract or agreement relates to such Account Receivable. The Underlying Contract of an Eligible Receivable shall comprise the following elements: (a) the bunkering confirmation issued by the Seller to the relevant Account Debtor together with a copy of the Account Debtor's confirmation of such bunkering confirmation, together evidencing the contract entered into between the Seller and the Account Debtor and complying with the following requirements: (i) such bunkering confirmation when read together with the relevant Account Debtor's confirmation shall include, whether expressly or by incorporation, all the terms of such contract between the Seller and the Account Debtor; and (ii) such bunkering confirmation when read together with the Account Debtor's confirmation shall refer to and incorporate the Seller's standard terms and conditions; and (b) a copy of the receipt for the oil bunkers and/or lubricants supplied (as relevant) complying with the following requirements: such receipt shall have been duly signed by the master or chief engineer on behalf of the vessel to which the Seller has supplied such oil bunkers and/or lubricants (as relevant) as evidence of the relevant Account Debtor's irrevocable payment obligations, free from any rights of set-off or other deduction; and (c) a copy of the relevant invoice issued to the relevant Account Debtor, having a payment tenor of no more than 30 days as of the date of the relevant receipt.

"UCC": the Uniform Commercial Code as in effect from time to time in the State of New York.

"UCC Financing Statement": a financing statement on Form UCC-1 (or Form UCC-3) in the form required under the applicable UCC to perfect an ownership interest in property that is perfected by filing.

"United States": the United States of America.

1.2   Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Transaction Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  As used herein and in the other Transaction Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Seller not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), (iii) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including, without limitation, cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)  The words "hereof," "herein" and "hereunder" and words of similar  import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)      The meanings given to terms defined herein shall be equally applicable to  both the singular and plural forms of such terms.

SECTION 2: THE PURCHASES OF SCHEDULED RECEIVABLES

2.1   Purchase Limits. Subject to the terms and conditions hereof, the Purchaser agrees to consider the purchase from time to time from the Seller (without any obligation or commitment to do so), without recourse (except as expressly provided herein) of ownership interests in the Scheduled Receivables in an amount not to exceed at any time outstanding the amount of the Purchase Limit and, in respect of each Eligible Obligor, an amount not to exceed at any time outstanding the respective Obligor Limits. The Purchase Limit shall be reduced to zero and cancelled on the Facility Termination Date. The Seller may reduce the Purchase Limits on any Purchase Date on 30 Business Days' prior written notice to the Purchaser, subject in any case to the limitations imposed by the Fee Letter.

2.2   Procedure for Making Purchases. Each purchase of a Scheduled Receivable hereunder shall be made as follows: The Seller shall give the Purchaser a Purchase Offer (which Purchase Offer must be received by the Purchaser prior to 10:00 a.m., New York City time, not less than one Business Day prior to the anticipated Purchase Date) not more frequently than [once each week] offering to the Purchaser Scheduled Receivables in an amount not less than $500,000 (and described in the related Receivables Presentation) and specifying, for such Purchase Date, (A) the aggregate amount of the Scheduled Receivables subject to the Purchase Offer, (B) the anticipated Purchase Date (which must be a Business Day), (C) the related Scheduled Due Dates, and (D) transmitting a schedule of the Scheduled Receivables substantially in the form of Exhibit F, identifying the outstanding amount and Scheduled Due Date of such Scheduled Receivables and the other information required by the form of Receivables Presentation (for the avoidance of doubt, it is agreed that such schedule may be transmitted to the Purchaser by e-mail). None of such Scheduled Receivables shall have been the subject of a prior Purchase Offer unless such Scheduled Receivable has been repurchased by the Seller and rebilled to an Eligible Obligor. The aggregate outstanding Purchase Prices shall not exceed the Purchase Limit. Any Indemnified Amount then due and payable hereunder shall be notified to the Servicer, who may either pay such Indemnified Amount or authorize the Purchaser to deduct such amount from the amount of the Purchase Price to be made on such Purchase Date, and the Seller hereby so authorizes such deduction. Not later than 5:00 p.m. (New York time) on such date, the Purchaser shall advise the Seller of the amount of the proposed Purchase Price that will be funded on the Purchase Date for such Scheduled Receivables, subject in each case to no Obligor Adverse Change having occurred and continuing on such Purchase Date and satisfaction of the other conditions to such Purchase Price. The Purchaser shall calculate the Purchase Price with respect to a Purchased Receivable as an amount which, when added to the related Purchase Reserve, is as close as reasonably practicable to (but not in excess of) the aggregate outstanding principal balance of the related Eligible Receivables set forth in the related Purchase Offer; it being understood and agreed that the aggregate outstanding Purchase Prices shall not exceed the aggregate Purchase Limit. Not later than 12:00 Noon, New York City time, on the relevant Purchase Date, the Purchaser shall upon satisfaction of the conditions precedent to such Purchase, make available to the Seller an amount in immediately available funds in Dollars equal to the relevant Purchase Price by credit to the Seller's  account.

2.3           Sale and Assignment. On each Purchase Date, effective upon the payment contemplated by Section 2.2 the Seller hereby sells and assigns to the Purchaser the Purchased Receivable in each Scheduled Receivable reflected in the applicable Purchase Offer.

2.4           Fees. The Seller agrees to pay to the Purchaser the fees in the amounts and on the dates previously agreed to in accordance with the fee letter between the Seller and the Purchaser dated October 14, 2011 (the "Fee Letter").

2.5           Computation and Payments; Agreement Fees.

(a)   Fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.

(b)   The Seller agrees to pay to the Purchaser, for the period from and including the date hereof through the Facility Termination Date, a non-refundable fee (the "Agreement Fee") on the dates and in the amounts contemplated by the Fee Letter.

2.6           Payments. All payments (including deposits) to be made by the Seller hereunder shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Purchaser, in Dollars and in immediately available funds to the Payment Account. The Seller shall pay to the Purchaser, upon demand, interest on all amounts not paid or deposited when due at a rate per annum as specified in the Fee Letter.

2.7           Requirements of Law [intentionally omitted]

2.8           Taxes. (a) All payments and deposits made by the Seller under this Agreement or any other Transaction Document, and any amount of interest, shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes), and (ii) taxes imposed on the Purchaser as a result of a present or former connection between the Purchaser and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Purchaser having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Transaction Document) (such taxes, levies, imposts, duties, charges, fees, deductions and withholdings not described in items (i) or (ii) of this Section 2.8(a), the "Indemnified Taxes"). If any such Indemnified Taxes or Other Taxes are required to be withheld from any amounts payable to (or deposited for the benefit of) the Purchaser hereunder, or on any amount of interest, the amounts so payable to (or deposited for the benefit of) the Purchaser, or such amount of interest, shall be increased to the extent necessary to yield to the Purchaser (after payment of all Indemnified Taxes and Other Taxes imposed on or attributable to amounts payable under this Section) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(b)   In addition, the Seller shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   Whenever any Indemnified Taxes or Other Taxes are payable by the Seller, as promptly as possible thereafter the Seller shall send to the Purchaser, a certified copy of an original official receipt received by the Seller showing payment thereof. If the Seller fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate taxing authority, the Seller shall indemnify the Purchaser within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Purchaser and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Seller by the Purchaser shall be conclusive absent manifest error. In addition, if the Seller fails to remit to the Purchaser the required receipts or other required documentary evidence, the Seller shall indemnify the Purchaser for any incremental taxes, interest or penalties that may become payable by the Purchaser as a result of any such failure.

(d)   The agreements in this Section 2.8 shall survive the termination of this Agreement and the payment of all amounts payable hereunder.

2.9   Limited Indemnity. (a) Without limiting any other rights that the Purchaser may have hereunder or under applicable law and except as set forth in Section 2.9(b) below, the Seller hereby agrees to indemnify each of the Indemnified Persons on demand from and against any and all Indemnified Amounts relating to or resulting from any of the following: (i) the failure of any information provided to the Purchaser with respect to Scheduled Receivables to be true and correct in all material respects; (ii) the failure of any representation or warranty or statement made or deemed made by the Seller under or in connection with this Agreement to have been true and correct in all material respects when made; (iii) the failure by the Seller to comply with any applicable law, rule or regulation with regard to any Scheduled Receivable, the related Underlying Contract, or the failure of any Scheduled Receivable or the related Underlying

Contract to conform to any applicable law, rule or regulation on or prior to the relevant Purchase Date for such Scheduled Receivable; (iv) the failure to vest in the Purchaser's a valid and enforceable ownership interest, to the extent of the related Purchased Receivable, in the Scheduled Receivables, free and clear of any Lien or other adverse claim; (v) any dispute, claim, counterclaim or defense of an Eligible Obligor to the payment of any Scheduled Receivable (including a defense based on such Scheduled Receivable or the related Underlying Contract not being a legal, valid and binding obligation of such Eligible Obligor enforceable against it in accordance with its terms), any Dilution or other adjustment with respect to a Scheduled Receivable or any claim resulting from the sale of the goods or services related to such Scheduled Receivable or any other transaction with such Eligible Obligor or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Scheduled Receivables or any tax deducted from the payment of a Scheduled Receivable by the Eligible Obligor thereon; (vi) any failure of the Seller to perform its duties or obligations in accordance with the terms of this Agreement (including, without limitation, failure to make any payment or deposit when due hereunder), or to perform its duties or obligations (if any) under any Underlying Contract; (vii) any breach of warranty, products liability or other claim investigation, litigation or proceeding arising out of or in connection with goods or services which are the subject of any Scheduled Receivables; (viii) the commingling of Collections of Scheduled Receivables at any time with other funds; (ix) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases or the ownership of the related Purchased Receivable or in respect of any Scheduled Receivable; (x) the occurrence of any Termination Event; (xi) in the event any Purchased Receivable is greater than 1.0 times the related Scheduled Receivables; (xii) the failure of any Scheduled Receivables to be Eligible Receivables; (xiii) the failure of the Seller to complete the sale and delivery of the goods (or the perforniance of the services, if any) which are the subject of any Scheduled Receivables; (xiv) any action or inaction of the Seller which impairs the interest of the Purchaser in any Scheduled Receivables; or (xv) any failure to pay accrued interest hereunder or under the Fee Letter when and as due. All Indemnified Amounts hereunder shall be due and payable on the date that is 10 days from the demand made therefor to the Payment Account. Any Scheduled Receivable in respect of which an Indemnified Amount is paid pursuant to Sections 2.9(a)(iv), (xii), (xiii) or (xiv) shall be deemed paid in full upon payment of the applicable Indemnified Amount and upon such payment the Seller shall be deemed to have repurchased any such Scheduled Receivable.

(b)    Notwithstanding Section 2.9(a), the Seller shall not be obligated to indemnify any Indemnified Person at any time for (w) amounts unpaid, paid over or repaid to any Person with respect to any Receivable as a result of the financial inability of the applicable Eligible Obligor, or the uncollectability of the underlying Receivable as a result of the Eligible Obligor's creditworthiness or the applicable Eligible Obligor being a debtor in an Insolvency Proceeding commenced as of or prior to the Scheduled Due Date for such Receivable, it being further understood and agreed that this clause shall not limit the Seller's obligations under this Section arising out of or relating to any other event, occurrence or circumstance which would give rise to an obligation of the Seller pursuant to this Section (to the extent that such event, occurrence circumstance adversely affects repayment of the Purchase Prices, during or in connection with such Insolvency Proceeding), or (x) Indemnified Amounts resulting from the gross negligence or willful misconduct on the part of the Indemnified Party proposed to be indemnified.

(c)    The Seller shall have the option (but not the obligation) to repurchase from the Purchaser any Scheduled Receivable; provided that if such Scheduled Receivable is a Defaulted Receivable it is not more than 30 days past due, and provided further that the aggregate amount of such purchases is not greater than 10% of the highest outstanding amount of Scheduled Receivables under this Agreement, at a purchase price equal to the Purchaser's Purchase Price plus the accreted portion of the Purchase Reserve to the date of purchase, if such Scheduled Receivable is not a Defaulted Receivable, and at a purchase price equal to the Invoice Amount plus the Purchaser's cost of funds plus Applicable Margin for the period from the Scheduled Due Date of such Defaulted Receivable through the date of such purchase. Upon the Seller making any such purchase, the applicable Scheduled Receivable shall be deemed to be assigned, transferred, sold and conveyed to the Seller, free and clear of any security interest or adverse claim arising through the Purchaser but otherwise without representation or warranty, and thereafter all collections in respect thereof shall not be Collections.

2.10   Intended Characterization; Grant of Security Interest. (a) It is the intention of the Parties hereto that each transfer of Scheduled Receivables to be made pursuant to the terms hereof and any related Purchase Offer shall constitute a sale by the Seller to the Purchaser of such Scheduled Receivables and not a loan secured by the Scheduled Receivables. To protect against the event that, notwithstanding the intention of the parties that the sale and assignment of all right, title and interest of the Seller in and to the Scheduled Receivables pursuant to this Agreement constitute a true sale, a court were to hold that such sale and assignment constitutes a secured financing arrangement rather than a true sale, but without derogating from the foregoing intention of the parties, the Seller hereby grants to the Purchaser as of the date of this Agreement a security interest under Article 9 of the UCC in all of the right, title and interest of the Seller in, to and under the Scheduled Receivables now existing and hereafter created as collateral security for all of the Obligations of the Seller under this Agreement and the other Transaction Documents, and solely for such purpose (i) the Purchaser shall have all of the rights and remedies of a secured party under the UCC, (ii) all of the provisions of this Agreement shall be construed mutatis mutandis to grant such a security interest, (iii) the Scheduled Receivables constitute either "accounts" or "general intangibles" under the UCC and (iv) this Agreement shall constitute a security agreement under the UCC.

SECTION 3:  REPRESENTATIONS AND WARRANTIES

To induce the Purchaser to enter into this Agreement and to make the purchases, the Seller, hereby represents and warrants to the Purchaser that:

3.1   Financial Condition. The audited Consolidated balance sheets of the Guarantor and its Consolidated Subsidiaries as at December 31, 2010, and the related statements of income and of cash flows of the Guarantor for the fiscal year ended on such date, contained in its Annual Report on Form 20-F filed with the SEC on April 6, 2011, present fairly in all material respects the consolidated financial condition of the Guarantor and its Consolidated Subsidiaries as at such date, and the Guarantor's Consolidated results of operations and cash flows for the respective fiscal years then ended. The unaudited condensed Consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as at June 30, 2011, and the related statements of income and cash flows of the Guarantor for the fiscal quarter ended on such date, contained in its Quarterly Report on Form 6-K filed with the SEC on August 10, 2011, present fairly in all material respects the consolidated financial condition of the Guarantor and its Consolidated Subsidiaries as at such date, and the Guarantor's Consolidated results of operations and cash flows for the respective fiscal quarter then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the Guarantor's accountants and disclosed therein and subject to normal year-end adjustments in the case of unaudited financial statements). No Group Member has any material Guarantee Obligations, material contingent liabilities or material liabilities for taxes, or any long term leases or unusual forward or long term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the audited financial statements referred to in this paragraph. During the period from December 31, 2010, to and including the date hereof, there has been no Disposition by any Group Member of any material part of its business or property that could reasonably be expected to result in a Material Adverse Effect.

3.2   No Change. Since December 31, 2010, there has been no change, development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3   Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4   Power; Authorization; Enforceable Obligations. Each of the Seller and the Guarantor has the power and authority, and the legal right, to make, deliver and perform the Transaction Documents to which it is a party and to sell Scheduled Receivables hereunder. Each of the Seller and the Guarantor has taken all necessary organizational action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party and to authorize the sale of Scheduled Receivables on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required in connection with the sale of Scheduled Receivables hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Transaction Documents, except consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, and the filings referred to in Section 3.14. Each Transaction Document to which the Seller is a party has been duly executed and delivered on behalf of the Seller. Each Transaction Document to which the Guarantor is a party has been duly executed and delivered on behalf of the Guarantor. This Agreement constitutes, and each other Transaction Document to which the Seller is a party upon execution and delivery thereof will constitute, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). This Agreement constitutes, and each other Transaction Document to which the Guarantor is a party upon execution and delivery thereof will constitute, legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). This Agreement and the other Transaction Documents are in proper form under Liberian, Marshall Islands, and Greek law for the enforcement thereof against the Seller and the Guarantor under the laws of Liberia, the Marshall Islands and Greece, as the case may be, and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement in Liberia, the Marshall Islands, and Greece it is not necessary that this Agreement, any other Transaction Document or any other document relating thereto be filed or recorded with any court or other governmental authority or regulatory or public body in Liberia, Marshall Islands, and Greece or that any stamp or similar tax be paid on or in respect of this Agreement, such other Transaction Documents or any other document relating thereto.

3.5   No Legal Bar. The execution, delivery and performance of this Agreement and the other Transaction Documents, the sale of Scheduled Receivables hereunder and the use of the proceeds thereof will not violate the Organizational Documents of any Group Member, will not violate in any respect material to the rights and interests of the Purchaser, any Requirement of Law or, except as previously disclosed in writing by the Seller to the Purchaser, any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Transaction Documents).

3.6   Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Seller, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Transaction Documents or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

3.7   No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Incipient Termination Event or Termination Event has occurred and is continuing and the Seller has no knowledge of any event which could reasonably be expected to become an Incipient Termination Event or Termination Event.

3.8   Ownership of Property; Liens. Each Group Member has good and marketable title to, or a valid leasehold interest in, all its real property necessary for the conduct of its business, and good title to, or a valid leasehold interest in, all its other property necessary for the conduct of its business. On each Purchase Date the Seller will be the legal and beneficial owner of the Scheduled Receivables to be purchased on such date, free and clear of any Lien or adverse claim; upon each purchase the Purchaser will have a valid and enforceable undivided percentage ownership interest to the extent of the Purchased Receivable in each such Scheduled Receivable, in each case free of any Lien, adverse claim or interest. No effective UCC Financing Statement or other instrument similar in effect covering any of the Scheduled Receivables is on file in any recording office, other than the UCC Financing Statement filed pursuant to this Agreement in favor of the Purchaser. Each Scheduled Receivable is an Eligible Receivable.

3.9   Taxes. (a) Each Group Member has filed or caused to be filed all material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of the Seller, no claim is being asserted, with respect to any such tax, fee or other charge that in any case would reasonably be expected to have a Material Adverse Effect.

(b)    There is no tax, levy, impost, deduction, charge or withholding imposed, levied or made by or in Liberia, the Marshall Islands or Greece or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of this Agreement or any other Transaction Document outside of such jurisdictions or (ii) on any payment to be made by the Seller or the Guarantor pursuant to this Agreement or any other Transaction Document. The Seller and the Guarantor each is permitted to make all payments pursuant to this Agreement and the other Transaction Documents free and clear of all taxes, levies, imposts, deductions, charges or withholdings imposed, levied or made by or in Liberia, the Marshall Islands and Greece and any political subdivision or taxing authority thereof or therein, and no such payment in the hands of the Purchaser will be subject to any tax, levy, impost, deduction, charge or withholding imposed, levied or made by or in Liberia, Marshall Islands, Greece or any political subdivision or taxing authority thereof or therein.

3.10   Intentionally Omitted.

3.11   Investment Company Act; Other Regulations. The Seller is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the U.S. Investment Company Act of 1940, as amended.

3.12   Accuracy of Information, etc. No statement or information contained in this Agreement, any other Transaction Document or any other document, certificate or statement furnished by or on behalf of the Seller or the Guarantor to the Purchaser for use in connection with the transactions contemplated by this Agreement or the other Transaction Documents, when taken together with the Guarantor's filings with the SEC, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to the Seller that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein or in the Guarantor's filings with the SEC, in the other Transaction Documents, or in any other documents, certificates and statements furnished to the Purchaser for use in connection with the transactions contemplated hereby and by the other Transaction Documents. The Guarantor has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2011 (collectively, the "Aegean

Reports"). None of the Aegean Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.13   Solvency. The Seller is, and after giving effect to the Purchaser's Purchase Prices and the incurrence of the obligations being incurred hereunder, will be and will continue to be, Solvent.

3.14   Compliance with Laws. The Seller is in compliance with all applicable laws, regulations and similar requirements of Governmental Authorities, except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued and except where failure to comply would not have and could not reasonably be expected to cause a Material Adverse Effect.

3.15   Principal Place of Business. The principal place of business and chief executive office {as such terms are used in the UCC) of the Seller and the office where the Seller keeps its records concerning the Scheduled Receivables are located at the addresses set forth on Schedule 3.15.

3.16   Accounting for Scheduled Receivables. The Seller has accounted for each sale of undivided percentage ownership interests in its Scheduled Receivables in its books and financial statements as sales, consistent with GAAP. The Seller shall not prepare financial statements which shall account for the transactions contemplated hereby in any manner other than as sales of the Scheduled Receivables by the Seller to the Purchaser or in any other respect account for or treat the transactions contemplated hereby (including for accounting purposes, but excluding for tax reporting purposes and except as required by law) in any manner other than as sales of the Scheduled Receivables by the Seller to the Purchaser. None of the Scheduled Receivables when sold hereunder will constitute assets of the Seller, and the transfer of the Purchased Receivables to the Purchaser will not be capable of being set aside by any creditor of the Seller or any other Person (including, without limitation, any liquidator, trustee, receiver or similar official with respect to the Seller).

3.17   Other Legal Matters. (a) Under the laws of Liberia, the Marshall Islands and Greece, the choice of New York law in the Transaction Documents is a valid choice of law, and the Seller's and the Guarantor's submission to jurisdiction and consent to service of process, in each case, in New York, and waiver of objection to venue, in each case as set forth in the Transaction Documents, is effective. The Purchaser is entitled to sue as a plaintiff in the courts of Liberia, the Marshall Islands and Greece for the enforcement of its rights against the Seller and the Guarantor; such access to the courts of Liberia, the Marshall Islands and Greece will not be subject to any conditions that are not applicable to residents of such jurisdictions or companies incorporated under the laws of such jurisdictions; and, suing as plaintiff in the courts of Liberia, the Marshall Islands and Greece does not itself constitute sufficient connection with the any of such jurisdictions to subject any such plaintiff to taxation in the respective jurisdiction. Each of the Transaction Documents constitutes a legal, valid and binding obligation of the Seller and the Guarantor, respectively, under the laws of Liberia, the Marshall Islands and Greece, as the case may be, enforceable in accordance with its terms.

(b)    The payment obligations of the Seller hereunder and under the Fee Letter are and will at all times be unconditional general obligations of the Seller, and rank and will at all times rank at least pari passu with all other present and future unsubordinated Financial Debt of the Seller. The payment obligations of the Guarantor under the Limited Guarantee are and will at all times be unconditional general obligations of the Guarantor, and rank and will at all times rank at least pari passu with all other present and future unsubordinated Financial Debt of the Guarantor.

3.18   Anti-Terrorism Laws. (a) Neither the Seller, nor any of its Subsidiaries nor, to the knowledge of the Seller, any of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering ("Anti-Terrorism Laws"), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "Executive Order"), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)    Neither the Seller, nor any of its Subsidiaries nor, to the knowledge of the Seller, any Affiliate or broker or other agent of them or their respective Subsidiaries acting or benefiting in any capacity in connection with the Scheduled Receivables hereunder is any of the following:

(i)   a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)   a Person owned or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)   a Person with which the Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)   a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; or

(v)   a Person that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control ("OFAC") at its official website or any replacement website or other replacement official publication of such list.

(c)    Neither the Seller, nor any of its Subsidiaries nor, to the knowledge of the Seller, is any broker or other agent of them or any of their respective Subsidiaries acting in any capacity in connection with this Agreement (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

3.19   Capital Structure. All of Seller's issued and outstanding equity securities are legally and beneficially owned by Aegean Marine Petroleum Network Inc., free and clear of any Lien; all of such securities have been validly issued, fully paid, and are nonassessable; and there are no options, warrants, or other rights to acquire any of the Seller's securities.

3.20   Representations and Warranties Relating to the Scheduled Receivables.

(a)   All consents, other than any such consent which could not affect the Eligible Obligor's obligation to pay on such Scheduled Receivable, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Scheduled Receivable have been duly obtained, effected or given and are in full force and effect, and the Seller has submitted all necessary documentation for, and has fulfilled all other applicable obligations for, the payment of such Scheduled Receivable by the Eligible Obligor.

(b)   At the time of the sale of such Scheduled Receivable to the Purchaser there has been no waiver or modification with respect to such Scheduled Receivable or the related Underlying Contract, except such as are consistent with the usual and customary practices of the Seller.

(c)   No amount payable to the Seller under or in connection with such Scheduled Receivable is evidenced by any Instrument (defined in the UCC).

(d)   Such Scheduled Receivable and the related Underlying Contract have not been and will not be financed by the Seller or any Affiliate of the Seller under any financing facility.

(e)   Such Scheduled Receivable was originated by the Seller in the ordinary course of its business and was created, entered into or renewed in accordance with all, and does not contravene any, Requirements of Law applicable thereto, or any Contractual Obligation related thereto; the Seller is not, and, to the knowledge of the Seller, no other party to the applicable sale giving rise to such Scheduled Receivable is, in violation of any such Requirement of Law.

(f)   No proceedings or investigations are pending or threatened adversely affecting the payment or enforceability of such Scheduled Receivable or the related Underlying Contract.

(g)           Each Underlying Contract is, to the knowledge of the Seller, the legal, valid and binding obligation of the Account Debtor thereunder (to the extent of the terms thereof), enforceable against the Account Debtor in accordance with its terms, free and clear of any Liens.

(h)   Each Account Receivable is an "account" or "general intangible" under the UCC.

SECTION 4: CONDITIONS PRECEDENT

4.1   Conditions Precedent to Initial Purchase. The agreement of the Purchaser to make the initial purchase of an undivided interest pursuant to this Agreement is subject to the satisfaction, prior to the making of such purchase on the initial Purchase Date (the date of such satisfaction, as notified by the Purchaser, being the "Closing Date"), of the following conditions precedent:

(a)            Receivables Purchase Agreement; Security Documents. The Purchaser shall have received this Agreement, executed and delivered by the Seller.

(b)            Certain Other Transaction Documents. The Purchaser shall have received the duly executed Limited Guarantee of the Guarantor.

(c)            Financial Statements. All financial statements delivered to the Purchaser under Section 3.1 shall be in form satisfactory to the Purchaser.

(d)            Approvals; Waiver. All governmental and third party approvals necessary in connection with the making of the purchases or the continuing operations of the Seller shall have been obtained and shall be in full force and effect; provided that if any such consent or approval shall not have been obtained in respect of a proposed Eligible Obligor, such consent or approval may be delivered as a condition to a subsequent Purchase Date, at which date Scheduled Receivables arising from sales to such Eligible Obligor can be presented for purchase.

(e)            Fees. The Purchaser shall have received all previously agreed fees required to be paid, and all expenses for which invoices have been presented (including, without limitation, the fees and expenses of legal counsel), on or before the Closing Date. All other fees will be reflected in the funding instructions given by the Servicer to the Purchaser on or before the initial Purchase Date.

(f)            Closing Certificate. The Purchaser shall have received a certificate of the Seller and the Guarantor, dated as of the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments.

(g)            Legal Opinions. The Purchaser shall have received the following executed legal opinions, dated the Closing Date:

(i)   the legal opinion of Seward & Kissel, LLP, special U.S. counsel to the Guarantor and the Seller, substantially in the form of Exhibit D;

(ii)   the legal opinion of Reeder & Simpson P.C., special Marshall Islands and Liberian counsel to the Guarantor and the Seller, substantially in the form of Exhibit C;

(iii)   the legal opinion of the Lambadarios Law Firm, special Greek counsel to the Purchaser, in form and substance satisfactory to the Purchaser;

(iv)   the legal opinion of the General Counsel of the Seller and Guarantor, substantially in the form of Exhibit B; and

(v)   the legal opinion of Greenberg Traurig, LLP, special U.S. counsel to the Purchaser, in form and substance satisfactory to the Purchaser.

Each such legal opinion shall be in form and substance reasonably satisfactory to the Purchaser and its counsel and shall cover such other matters incident to the transactions contemplated by this Agreement as the Purchaser may reasonably require.

(h)   Agent for Service of Process. Each of the Seller and the Guarantor shall have appointed C T Corporation System as its agent for service of process in New York City in connection with the Transaction Documents, and the Purchaser shall have received a duly executed letter from C T Corporation System acknowledging each such appointment and otherwise in form and substance satisfactory to the Purchaser.

4.2   Conditions Precedent to All Purchases. The agreement of the Purchaser to make its purchase of an undivided interest pursuant to this Agreement (including on the initial Purchase Date) is subject to the further satisfaction, prior to the making of any such purchase, of the following conditions precedent:

(a)   No Material Adverse Change. No development or event shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(b)   Representations and Warranties. Each of the representations and warranties made by the Seller in or pursuant to the Transaction Documents shall be true and correct in all material respects on and as of the Purchase Date as if made on and as of such date.

(c)   No Termination Event. No Termination Event or Incipient Termination Event shall have occurred and be continuing on such Purchase Date or after giving effect to the purchase requested to be made on such date.

(d)   Filings, Registrations and Recordings; Other Actions. Each (a) document specified in Schedule 3.14, or otherwise reasonably requested by the Purchaser, to be filed, registered or recorded by the Seller, and (b) each other action specified on Schedule 3.14, or otherwise reasonably requested by the Purchaser, to be taken prior to or concurrently with the Purchase Date by the Seller, in each case in order to create in favor of the Purchaser, a perfected ownership interest in the Scheduled Receivables, prior and superior in right to any other Person, shall be in proper form for filing, registration or recordation or shall have been taken, as the case may be.

The sale by the Seller hereunder shall constitute a representation and warranty by the Seller as of the relevant Purchase Date that the conditions contained in Section 4.2(b) and (c) have been satisfied.

SECTION 5: AFFIRMATIVE COVENANTS

The Seller hereby agrees that, so long as the Purchase Limits remain in effect or any amount is owing to the Purchaser, it shall:

5.1           Information. deliver, or cause to be delivered, to the Purchaser:

(a)   as soon as available, but in any event within 120 days after the end of each fiscal year of the Guarantor, a copy of the audited Consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as at the end of such year and the related audited statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte Hadjipavlou Sofianos & Cambanis S.A., or other independent registered public accountants of recognized international standing and without any limitation or qualification on the certification of internal controls required under SEC rules; and

(b)   as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Guarantor, the unaudited Consolidated balance sheet of the Guarantor as at the end of such quarter and the related unaudited Consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in comparative form the figures for such period of the previous year, certified by a Responsible Officer of the Guarantor as fairly presenting in all material respects the financial condition of the Guarantor and its Consolidated Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated, subject to changes resulting from normal year end audit adjustments and the absence of footnotes;

(c)   Financial statements required to be delivered pursuant to Sections 5.1(a) and (b) (to the extent any such financial statements are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered to the Purchaser on the date on which the Guarantor posts such reports, or provides a link thereto, either: (i) with the SEC via EDGAR (or any successor system) and such reports and information are publicly available, (ii) on the Guarantor's website on the Internet at the website address listed on the signature pages; or (iii) when such report is posted electronically on IntraLinks/lntraAgency or other relevant website which the Purchaser has access to (whether a commercial, third-party website or whether sponsored by the Purchaser), if any, on the Guarantor's behalf; provided that: the Guarantor shall notify (which may be by facsimile or electronic mail) the Purchaser of the posting of any such reports and immediately following such notification the Seller shall provide to the Purchaser, by electronic mail, electronic versions in digital document files of such reports;

(d)   as soon as available, but in no event later than 60 days after the end of each fiscal quarter, a copy of the list of pending litigations or governmental and regulatory proceedings that could reasonably be expected to have a Material Adverse Affect on any Group Member prepared by in-house counsel to the Guarantor for purposes of the Guarantor's auditors' quarterly review; and

(e)           promptly, but in any event within five Business Days after Seller becomes aware of the occurrence of any Incipient Termination Event or Termination Event, a certificate of a Responsible Officer of Seller setting forth the details thereof and the action which Seller is taking or proposes to take with respect thereto.

5.2           Maintenance of Existence and Management. Maintain its existence and carry on its business in substantially the same manner as such business is now carried on and maintained.

5.3           Compliance with Laws; Payment of Taxes. Comply with applicable laws, except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued and except where failure to comply would not have and could not reasonably be expected to cause a Material Adverse Effect. Subject to funds being lawfully available therefor, Seller will pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent, and other obligations for which it is liable in each case, which, if unpaid, might become a Lien against Seller's property, except liabilities being contested in good faith and against which Seller will set up reserves in accordance with GAAP.

5.4           Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material Obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Seller.

5.5           Inspection of Property; Books and Records; Discussions. (a) Keep proper Books and Records in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and permit, at the expense of Seller, representatives of the Purchaser to visit and inspect any of its properties and, subject to the execution of a confidentiality or non-disclosure agreement acceptable to the Seller, examine and make abstracts from any of its Books and Records at least once a year, but more frequently upon the occurrence of an Incipient Termination Event or a Termination Event.

(b)           Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

5.6           Notices. Promptly give notice to the Purchaser of:

(a)   the occurrence of any Incipient Termination Event or Termination Event;

(b)   any (i) material default or event of default under any material Contractual Obligation of the Seller or (ii) material litigation, or governmental or regulatory investigation or proceeding that may exist at any time to which the Seller is a party or is subject that, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)   any pending litigation or proceeding affecting the Seller or the Guarantor (i) in which the amount involved is $5,000,000 or more and not covered by insurance or (ii) that relates to any Transaction Document; and

(d)    any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.6 shall be accompanied by a statement of a Responsible Officer of the Seller setting forth details of the occurrence referred to therein and stating what action the Seller proposes to take with respect thereto.

5.7   Intentionally Omitted.

5.8   Irrevocable Payment Instructions. Deliver to each purchaser designated as an Eligible Obligor in respect of a Scheduled Receivable the Irrevocable Payment Instructions in the applicable invoice to make payment to the relevant Collection Account.

5.9   Ownership. Procure that the Guarantor retains, directly or indirectly, voting control of the Seller.

5.10   Further Assurances. Execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Purchaser may reasonably request (i) to perfect or maintain the ownership interest of the Purchaser in Scheduled Receivables, or (ii) otherwise to implement or effectuate the provisions of this Agreement and the other Transaction Documents.

5.11   Offices, Records, Books of Account. The Seller (i) shall keep its principal place of business and chief executive office (as such terms are defined in the UCC) and the office where it keeps its records concerning the Scheduled Receivables at the address of the Seller set forth on Schedule 3.15 or, upon at least 30 days' prior written notice of a proposed change to the Purchaser, at any other locations, so long as, prior to making such a change, the Seller shall have taken all actions in any applicable jurisdiction that may be requested by the Purchaser in accordance with Section 3.14; and (ii) shall provide the Purchaser with at least 30 days' written notice prior to making any change in the Seller's name or making any other material change in the Seller's identity or corporate structure which could render any UCC Financing Statement theretofore filed with respect to such Person by any other Person (including, if applicable, any UCC Financing Statements filed in connection with this Agreement) "seriously misleading" as such term is used in the UCC, so long as, prior to making any such change, the Seller shall have taken all actions in any applicable jurisdiction that may be requested by the Purchaser in accordance with Section 3.14. The Seller also will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Scheduled Receivables and related Underlying Contracts in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Scheduled Receivables, including records adequate to permit the daily identification of each Scheduled Receivable and all Collections of and adjustments to each existing Scheduled Receivable. The Seller agrees to indicate, or cause to be indicated, on the computer files containing a master database of Scheduled Receivables a notation that all Scheduled Receivables included in such list or print out have been sold to the Purchaser in accordance with this Agreement, and to deliver to the Purchaser computer files, microfiche lists or typed or printed lists containing true and complete lists of all such Scheduled Receivables, identified by Obligor from time to time promptly upon request of the Purchaser.

5.12   Sales, Liens, Etc. The Seller shall not sell, assign (by operation of law or otherwise) or otherwise Dispose of, or create or suffer to exist any Lien or adverse claim upon or with respect to, any or all of its right, title or interest in, to or under the Scheduled Receivables or upon or with respect to any account to which any Collections of Scheduled Receivables are deposited, or assign any right to receive income in respect of any items contemplated by this Section (except as required by this Agreement).

5.13   Extension or Amendment of Scheduled Receivables; Changes to Underlying Contract. Except as expressly provided by this Agreement, the Seller shall not adjust the outstanding principal balance of, or otherwise modify the terms of, any of the Scheduled Receivables, or amend, modify or waive any term or condition of any related Underlying Contract; provided, that, notwithstanding any other provision of this Agreement, the Seller, with the prior written consent of the Purchaser (such consent not to be unreasonably withheld) (x) may extend the Scheduled Due Date of any Scheduled Receivable, but in no event to a date later than the last day of the Purchase Period for such Scheduled Receivable, unless the Seller repurchases such Scheduled Receivable in full on the original Scheduled Due Date therefor; and (y) may grant a Dilution in respect of a Scheduled Receivable, so long as the amount of any such Dilution is paid in full by the Sellers no later than the last day of the Purchase Period for such Scheduled Receivable. The Seller shall provide the Purchaser with prompt notice of any material modifications to the supply agreements that were in place with an Eligible Obligor at the date it became an Eligible Obligor.

5.14   Status of Scheduled Receivables. In the event that any third party and the Seller enter into negotiations or discussions concerning the provision of financing (whether in the form of a loan, purchase or otherwise) with respect to any Scheduled Receivable, the Seller shall inform such third party that the Seller has sold an undivided percentage ownership interest in such Scheduled Receivables to the Purchaser.

5.15   Account Generation and Servicing Practices. The Seller shall not make any change or modification (or permit any change or modification to be made) in any material respect to the manner in which it generates and services Eligible Receivables from the manner in which it generated and serviced Eligible Receivables prior to the date hereof, except (i) if such changes or modifications are necessary under any Requirement of Law, or (ii) if such changes or modifications would not have a Material Adverse Effect with respect to the Purchaser and any such change shall be promptly notified by the Seller to the Purchaser.

5.16   Inconsistent Instructions. The Seller shall not give any Eligible Obligor any instructions contrary to or inconsistent with the provisions contained in the Irrevocable Payment Instruction with respect to payments of Scheduled Receivables.

SECTION 6: SERVICER OBLIGATIONS

6.1    Duties of Servicer. The Servicer (which term shall include reference to any substitute servicer) shall take or cause to be taken all action as may be necessary or advisable to collect each Scheduled Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with its standard credit and collection policies. The Servicer shall hold for the benefit of the Purchaser, all records and documents (including computer tapes or disks) with respect to such Scheduled Receivables. Notwithstanding anything to the contrary contained herein, if requested by the Purchaser the Servicer shall, at the expense and liability of the Purchaser, bring or settle any legal action to enforce collection of any Scheduled Receivable. The Servicer shall provide all reasonable assistance to the Purchaser in making a claim under any insurance policy and in any circumstance where the Purchased Receivable represents less than 100% of a Defaulted Receivable, the Seller's interest in such Defaulted Receivable shall be provisionally assigned and wholly subrogated to the insurer, which shall apply Collections constituting recoveries in accordance with the terms of the policy. In the event that a Termination Event has occurred and is continuing, the Purchaser may designate as servicer any Person (including itself) to succeed the Servicer. The Servicer shall not be entitled to receive any fee for the performance of its servicing duties hereunder.

6.2   Reporting Requirements. (a) On each Distribution Date in respect of Scheduled Receivables comprising the Purchase Price after the initial Purchase Date, the Servicer shall provide the Purchaser with a status report (the "Servicer's Report") by facsimile or e-mail in respect of the Collections of Scheduled Receivables, such Servicer's Report to be substantially in the form of Exhibit I hereto. The Purchaser shall verify the information reported in the Servicer's Report and provide its confirmation thereof to the Seller by facsimile or e-mail. If a Purchase Price with respect to an undivided ownership interest purchased by the Purchaser remains outstanding on the Scheduled Due Date therefor, then the Servicer shall provide to the Purchaser in such report, in form and substance satisfactory to the Purchaser, detailed information with respect to the related Scheduled Receivables (including with respect to collection efforts relating thereto) as set forth in the form of Servicer's Report and as otherwise requested by the Purchaser. The Servicer shall render all assistance reasonably requested by the Purchaser in respect of collecting a Defaulted Receivable, including all assistance reasonably requested by the Purchaser or any insurer in respect of the preparation and submission of a notice of claim and proof of loss form to the insurer in respect of a Defaulted Receivable, if appropriate, and in collecting a Defaulted Receivable before and after the payment of indemnity in respect thereof by the insurer.

(b)   The Servicer shall provide to the Purchaser as soon as possible and in any event within five Business Days after the occurrence of a Termination Event or Incipient Termination Event, a statement of a Responsible Officer of the Servicer setting forth details of such Termination Event or Incipient Termination Event and the action that the Servicer has taken and proposes to take with respect thereto.

(c)   The Servicer shall provide to the Purchaser such other information respecting Scheduled Receivables or the condition or operations, financial or otherwise, of the Servicer or any of its Affiliates, as the Purchaser may from time to time reasonably request (including listings identifying the outstanding balance of each Scheduled Receivable) and such other information as may be required, including copies of documentation relating to the generation of the Scheduled Receivables.

6.3           Collection Accounts, All payments to be made by any Eligible Obligor in respect of a Scheduled Receivable purchased hereunder shall be made to the Collection Account. All monies deposited in the Collection Accounts in respect of Scheduled Receivables shall be held as security for the Obligations.

6.4           Amounts in Collection Accounts. Amounts from time to time in the Collection Account that represent payment of Scheduled Receivables shall be held for the benefit of the Purchaser for the purposes and on the terms set forth in this Agreement. Such amounts in respect of Scheduled Receivables held in the Collection Account shall not constitute payment of the Obligations until applied as hereinafter provided. The Purchaser shall provide the Servicer with real time information concerning activity in the Collection Accounts.

6.5           Disbursements.

(a)   On each Distribution Date, the Purchaser shall withdraw from the Collection Account for deposit in Dollars an amount as directed by the Servicer in writing equal to the Purchased Receivable for Scheduled Receivables paid into the Collection Account during the Purchase Period then ended (including any Indemnified Amounts paid by the Seller in respect of Scheduled Receivables under Sections 2.9(a)(iv), (xii), (xiii) or (xiv), a repurchase under Section 2.9(c), or a repurchase pursuant to Section 6.1 hereof) and transfer such amount from the Collection Account for credit into the Payment Account; provided however that where the Applicable Purchase Rate was less than 100% in respect of a Scheduled Receivable, the Collections in respect of such Receivable shall be distributed ratably in the proportion that the Purchased Receivable bears to the Invoice Amount. All such directions may be provided by e mail.

(b)   Any Indemnified Amounts shall be allocated and disbursed as the Purchaser determines from time to time.

(c)   Upon receipt of notice thereof from the Servicer, if any Incipient Termination Event or Termination Event has occurred and is continuing, all amounts in respect of Scheduled Receivables deposited in the Collection Account shall be retained therein for application in accordance with this Section 6.5, except for any amounts representing Collections on Eligible Receivables (or the portion thereof) not sold to the Purchaser hereunder.

6.6   General Rules Relating to Account. Amounts received in the Collection Account before 1:00 p.m., New York City time, on any Business Day shall be credited to such account on that Business Day. Amounts received in the Collection Account after such time on any Business Day shall be credited to the Collection Account on the next succeeding Business Day.

SECTION 7: TERMINATION EVENTS AND REMEDIES

If any of the following events shall occur and be continuing:

(a)    the Seller or the Guarantor shall fail to pay or deposit any amount when due in accordance with the terms hereof, including the failure to cause payments under Scheduled Receivables to be made directly to the Collection Account; or

(b)   any representation or warranty made or deemed made by the Seller or the Guarantor herein or in any other Transaction Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Transaction Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)   the Seller or the Guarantor shall default in the observance or perfoimance of any agreement contained in Section 5.2, Section 5.6(a), Section 5.7, Section 5.8, Section 5.9, Section 5.11, Section 5.12, Section 5.13 or Section 5.16 of this Agreement or the Servicer shall default in the observance or performance of any agreement contained in Section 6 of this Agreement;

(d)   the Seller shall default in the observance or performance of any other agreement contained in this Agreement or any other Transaction Document (other than as provided in paragraphs (a) through (c) of this Section 7), and such default shall continue unremedied for a period of 10 Business Days after notice to the Seller from the Purchaser; or

(e)   the Seller or the Guarantor shall (i) default in making any payment of any principal of any Financial Debt (including, without limitation, any Guarantee Obligation) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Financial Debt beyond the period of grace, if any, provided in the instrument or agreement under which such Financial Debt was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Financial Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Financial Debt (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Financial Debt to become due prior to its stated maturity or (in the case of any such Financial Debt constituting a Guarantee Obligation) to become payable; or

(f)    (i) the Seller or the Guarantor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Seller or the Guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Seller or the Guarantor any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against the Seller or the Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof; or (iv) the Seller or the Guarantor shall take any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Seller or the Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)   one or more judgments or decrees shall be entered against the Seller or the Guarantor involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(h)   any Governmental Authority shall condemn, nationalize, seize or otherwise expropriate any substantial portion of the assets or the Capital Stock or other equity interests of the Seller or the Guarantor or take any similar action by way of introduction of legislation or otherwise, and such action shall materially affect the operating capacity of the Seller or otherwise affect the ability of the Seller or the Guarantor to perform their respective obligations under any Transaction Document; or any license, consent, authorization, registration or approval at any time necessary to enable the Seller or the Guarantor to comply with any of their respective obligations under the Transaction Documents shall be revoked, withdrawn or withheld or shall be modified or amended in a manner materially prejudicial, in the reasonable opinion of the Purchaser, to the interests of the Purchaser hereunder; or

(i)    any change in any Requirement of Law shall occur that shall have a Material Adverse Effect; or

(j)    the shares of the Guarantor are de-listed, or cease to trade or are suspended from trading (whether permanently or temporarily) on the New York Stock Exchange; or

(k)    a Change of Control shall occur;

then, and in any such event, (A) if such event is a Termination Event specified in clause (i) or (ii) of paragraph (f) above or clause (i) of paragraph (i) above, automatically the Purchase Limits shall immediately be reduced to zero and terminate, (B) if such event is any other Termination Event, the Purchaser may, by notice to the Seller, declare the Purchase Limits to be reduced to zero and terminated forthwith.

SECTION 8: MISCELLANEOUS

8.1            Amendments and Waivers. Neither this Agreement, any other Transaction Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.1. The Purchaser and the Seller may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Transaction Documents or any Scheduled Receivables for the purpose of adding any provisions to this Agreement or the other Transaction Documents or any Scheduled Receivables or changing in any manner the rights of the Purchaser or of the Seller or the Obligors hereunder or thereunder or (b) waive, on such terms and conditions as the Purchaser, may specify in such instrument, any of the requirements of this Agreement or the other Transaction Documents or any Incipient Termination Event or Termination Event and its consequences.

8.2   Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof or such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request, or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the confirmation is received (provided that the party giving such notice shall deliver a copy of such notice to the receiving party by overnight delivery); or (ii) if given by any other means, when delivered at the address specified in this Section; provided that notices to Purchaser hereunder shall not be effective until received.

8.3   No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Purchaser, any right, remedy, power or privilege hereunder or under the other Transaction Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4   Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Transaction Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the purchases hereunder.

8.5   Payment of Expenses and Taxes. (a) Except to the extent limited by other provisions of this Agreement or the other Transaction Documents, or any other documents prepared in connection therewith, the Seller agrees (i) to pay or reimburse the Purchaser for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Transaction Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements of counsel to the Purchaser, with statements with respect to the foregoing to be submitted to the Seller prior to the initial Purchase Date (in the case of amounts to be paid on the initial Purchase Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Purchaser shall deem appropriate; (ii) to pay or reimburse the Purchaser, for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Transaction Documents and any such other documents, including, without limitation, the reasonable and documented fees and disbursements of counsel to the Purchaser; (iii) to pay, indemnify, and hold the Purchaser, harmless from, any and all documented recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Transaction Documents and any such other documents; and (iv) to indemnify and hold harmless each Indemnified Person from and against any and all reasonable and documented Indemnified Amounts to which any such Indemnified Person may become subject arising out of or in connection with (1) the execution, delivery, enforcement, performance and administration of this Agreement, the other Transaction Documents and any such other documents, and (2) any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon demand for any reasonable legal or other reasonable and documented expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such Indemnified Person. All amounts due under this Section 8.5(a) shall be payable not later than 10 Business Days after written demand therefor. The agreements in this Section 8.5(a) shall survive payment of all amounts payable hereunder. Notwithstanding the foregoing, in no event shall Indemnified Amounts include any amounts unpaid, paid over or repaid to any Person with respect to any Receivables as a result of the financial inability of an Eligible Obligor, or the uncollectability of the underlying Receivable as a result of the Eligible Obligor's creditworthiness.

(b)    Each Indemnified Person under the provisions of Section 8.5(a) will, upon the service of a summons or other initial legal process upon it in any action or suit instituted against it or upon its receipt of written notification of the commencement of any investigation or inquiry of, or proceeding against, it in respect of which indemnity may be sought on account of the provisions contained in Section 8.5(a), promptly give written notice (the "Notice") of such service or notification to the Seller. Notwithstanding the foregoing, the omission so to notify the Seller of any such service or notification shall not relieve the Seller from any of the obligations under Section 8.5(a) that the Seller may have to the indemnified person, except to the extent the Seller has been materially prejudiced thereby. The Seller shall not be liable for any settlement of any such action, suit or proceeding effected without their prior written consent (which consent shall not unreasonably be withheld), but if settled with their prior written consent or if there be a final judgment for the plaintiff in any such action, suit or proceeding, the Seller agrees to indemnify and hold harmless any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. The Seller shall not, without the prior written consent of the Indemnified Person (which consent shall not unreasonably be withheld or delayed), effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is a party or in respect of which indemnity could have been sought under the preceding paragraph by such Indemnified Person unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding.

8.6   Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Seller may not assign or otherwise transfer any of its rights under this Agreement; and provided further, however, that the Purchaser shall provide the Seller with not less than 45 days'

prior written notice of its intention to assign or transfer any of its rights or obligations under this Agreement.

8.7   Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Seller and the Purchaser.

8.8   Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9   Integration. This Agreement and the other Transaction Documents, together with the Fee Letter, represent the entire agreement of the Seller and the Purchaser with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Purchaser relative to the subject matter hereof not expressly set forth or referred to herein or in the other Transaction Documents.

8.10    New York Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard for its conflicts of law principles (other than Section 5-1401 of the New York General Obligations Law).

8.11   Submission To Jurisdiction; Waivers. The Seller and the Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Transaction Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York sitting in the City of New York, County of New York, the courts of the United States for the Southern District of New York sitting in the County of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) irrevocably and unconditionally appoints C T Corporation System (the "New York Process Agent"), with an office on the date hereof at 111 Eighth Avenue, 13`h Floor, New York, New York 10011, as its agent to receive on its behalf and on behalf of its property, service of copies of the summons and complaint and any other process that may be served in any such action or proceeding in any such New York State or U.S. federal court and agrees promptly to appoint a successor New York Process Agent in New York City (which successor New York Process Agent shall accept such appointment in writing prior to the termination, for any reason, of the appointment of the initial New York Process Agent) and promptly to provide written notice to the Purchaser of the appointment of such successor New York Process Agent. In any such action or proceeding in such New York State or U.S. federal court sitting in New York City, County of New York, such service may be made on the Seller and the Guarantor by delivering a copy of such process to the Seller and the Guarantor in care of the appropriate New York Process Agent at such New York Process Agent's address, and a copy of such process shall be forwarded to the Seller and the Guarantor at their address or transmission number set forth in Section 8.02. The Seller and the Guarantor each hereby irrevocably and unconditionally authorizes and directs such New York Process Agent to accept such service on its behalf and promptly to forward a copy of such service to the Seller and the Guarantor; and

(d)   consents to service of process in the manner provided for notices in Section 8.02 and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

8.12   Judgment Currency. The obligations of the Seller and the Guarantor under this Agreement and the other Transaction Documents and the obligations to make payments to the Purchaser shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than Dollars, be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the Judgment Currency, such party may in accordance with normal banking procedures purchase Dollars with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to such party in Dollars, the Seller agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such documented loss, and if the amount of Dollars so purchased exceeds the sum originally due to any party to this Agreement or any other Transaction Document, such party agrees to remit promptly to the Seller such excess.

8.13   WAIVERS AND JURY OF TRIAL. THE SELLER AND THE PURCHASER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND FOR ANY COUNTERCLAIM.

8.14   Acknowledgements. The Seller and the Guarantor each hereby acknowledges that:

(a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Transaction Documents;

(b)           the Purchaser has no fiduciary relationship with or duty to the Seller arising out of or in connection with this Agreement or any of the other Transaction Documents, and the relationship between Purchaser, on one hand, and the Seller and Guarantor, on the other hand, in connection herewith or therewith, is solely that of creditor and debtor; and

(c)   no joint venture is created hereby or by the other Transaction Documents or otherwise exists by virtue of the transactions contemplated hereby between the Purchaser and the Seller.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AEGEAN MARINE PETROLEUM S.A.

By:  ______________________________
Name:
Title:

DEUTSCHE BANK AG, NEW YORK
BRANCH, as Purchaser

By: /s/ John H. Padwater
Name:  JOHN H. PADWATER
Title:  DIRECTOR

By: /s/ Rony Kort
Name:  Rony Kort
Title:  Associate

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AEGEAN MARINE PETROLEUM S.A.

By:  /s/ Spyridon Fokas
Name:  Spyridon Fokas
Title:  Attorney-in-Fact

DEUTSCHE BANK AG, NEW YORK
BRANCH, as Purchaser

By: __________________________
Name:
Title:

By: __________________________
Name:
Title:

Schedule 3.4

1.   Filings with the SEC required under applicable securities laws.

2.   Consents of Eligible Obligors that have been or will be obtained prior to the sale of Scheduled Receivables in respect thereof.

Schedule 3.14 to the Receivables Purchase Agreement

ACTIONS TO PERFECT OWNERSHIP AND SECURITY INTERESTS IN SCHEDULED
RECEIVABLES AND COLLATERAL

United States

A UCC-I financing statement setting forth the applicable information regarding Seller, as seller, and the relevant Scheduled Receivables, shall have been filed with the District of Columbia Recorder of Deeds, Washington, D.C.

Schedule 3.15

Principal Place of Business of the Seller:

10, Akti Kondili
185 45 Piraeus
Greece

EXHIBIT A

FORM OF IRREVOCABLE PAYMENT INSTRUCTION

Pay to the account of Deutsche Bank AG, New York Branch as follows:

For payments in US Dollars:
Deutsche Bank Trust Company Americas
ABA: 021001033
CHIPS BANK: 0103
SWIFT: BKTRUS33,
Acct: 04-882-039
Ref Aegean

Exhibit B

• , 2011

Deutsche Bank AG, New York Branch
60 Wall Street
New York, New York 10005
Attention: John Padwater, Director

Trade Receivables Purchase Agreement

Dear Sirs:

I am General Counsel of Aegean Marine Petroleum S.A. (the "Originator") and have acted for the Originator and Aegean Marine Petroleum Network, Inc. (the "Guarantor") in connection with the transactions contemplated by the Trade Receivables Purchase Agreement dated as of October •, 2011 between the Originator and Deutsche Bank AG, New York Branch, as Purchaser (the "Purchase Agreement"), including the Guarantee of the Guarantor dated as of October •, 2011 (the "Guarantee"). This opinion is furnished to you pursuant to Section 4.1(g)(iv) of the Purchase Agreement. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

In that connection, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including the final form of Purchase Agreement and Guarantee. For the purposes of this opinion, the sale transaction to be completed pursuant to the Purchase Agreement is referred to as the "Transaction".

Based on such investigations of law as I have deemed appropriate, I am of the opinion that:

1.    No authorization, approval, consent, waiver or other action by, and no notice to or  filing with, or order of, any Governmental Authority or creditor is required for the due execution and delivery by the Originator or the Guarantor, or for the performance by the Originator or the Guarantor of their respective obligations under, the Purchase Agreement and the Guarantee, as the case may be, or for the validity or enforceability thereof against the Originator or the Guarantor, respectively, except for the [please describe if any waiver or consent provided], which has been duly obtained and remains in full force and effect without alteration.

2.    The execution and delivery by the Originator of the Purchase Agreement, and by the Guarantor of the Guarantee, and the performance of their respective obligations

October ●, 2011

thereunder, and the consummation of the Transaction by the Originator, will not result in any violation of (i) any order or judgment issued by any court or governmental or regulatory authority or agency binding on the Originator or the Guarantor, (ii) result in a breach of, a default under or the acceleration of (or entitle any party to accelerate) the maturity of any obligation of the Originator or the Guarantor under, or result or require the creation of any lien upon or security interest in any property of the Originator or the Guarantor pursuant to the terms of any material agreements filed by the Originator or the Guarantor with the US Securities and Exchange Commission as exhibits to any filing or submission under the U.S. Securities Act of 1933, as amended, or the U.S. Securities and Exchange Act of 1934, as amended.

The opinions expressed herein are limited to questions arising under the laws of Greece.

Very truly yours,

Exhibit C-1

REEDER & SIMPSON P.C.
Attorneys-at-Law

RRE Commercial Center
Ace Building, Suite 205
1 Lagoon Drive, Majuro, MH 96960, Marshall Islands
Majuro, Marshall Islands MH 96960
Telephone: +692 625 3602
Fax:  +692 625 3603
E-mail:  dreeder@ntamar.net

R. Simpson 53 — 55 Akti Miaouli, 6th Floor 185 36 Piraeus, Greece Telephone: +30 210 429 3323 Fax: +30 210 429 3309 E-mail: simpson@otenet.gr Mobile phone: +30 6945 465 173

2011.09.29 draft (v1)
[·], 2011

Deutsche Bank AG, New York Branch
60 Wall Street, 20th Floor
New York NY 10005, USA

Re:              AEGEAN MARINE PETROLEUM S.A.

Dear Sirs:

We are licensed to practice law in the Republic of the Marshall Islands and serve as legal consultants to the Corporate and Maritime Administrator of the Marshall Islands. The undersigned is also licensed to practice law in the State of New York and has further specialized in Liberian corporate and maritime law for many years.

We have acted as special counsel to AEGEAN MARINE PERTROLEUM S.A., a Liberian corporation (the "Liberian Corporation"), on matters of the laws of the Republic of Liberia in connection with that certain Trade Receivables Purchase Agreement dated [ • ], 2011 (the "Trade Receivables Purchase Agreement") made between the Liberian Corporation as seller and as servicer, and DEUTSCHE BANK AG, New York Branch as purchaser, (the "Purchaser").

Terms and expressions used herein shall, unless otherwise defined herein, bear the meanings ascribed to them in the Trade Receivables Purchase Agreement .

In connection herewith, we have examined electronic copies of executed copies of the following documents (hereinafter together called the "Documents"):

1.    the Trade Receivables Purchase Agreement; and

2.    the Fee Letter.

In rendering this opinion we have also examined originals, photocopies or certified copies of all such instruments and certificates of public officials and of officers or directors of the Liberian Corporation and such other instruments, agreements or documents as we have deemed necessary as a basis for the opinion herein rendered.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies of originals, the power, authority and legal right of all parties to the Documents (other than the Liberian Corporation) to enter into and perform their respective obligations under the Documents to which each is a party and the due authorization, execution and delivery of the Documents by all parties thereto (other than the Liberian Corporation). In addition, we have assumed the legal capacity of all natural persons executing each of the Documents and we have assumed the due compliance of each of the Documents with all matters of and the validity and enforceability of each thereof under, the respective laws governing or relating to them other than the laws of Liberia, in respect of which we are opining.

As to questions of fact material to this opinion, we have made no independent investigation, but we have relied solely upon the representations set forth in the Documents and the aforementioned certificates of public officials and of officers and directors of the Liberian Corporation which we have examined.

In rendering this opinion, we make it known that we are not admitted to practice in Liberia. However, the undersigned is licensed to practice law in the State of New York, has specialized in Liberian corporate and maritime law for many years and has, on many occasions in the past, rendered legal opinions on similar subjects.

Based upon and subject to the foregoing and having regard to the legal considerations which we deem relevant, we are of the opinion that insofar as the laws of the Republic of Liberia are concerned:

(a)   The Liberian Corporation is duly incorporated, validly existing and in good standing under the laws of Liberia and has the corporate power to carry on its business as provided for in its Articles of Incorporation.

(b)   The Liberian Corporation has the corporate power and authority to enter into, execute, deliver, observe and perform its obligations under the Documents and has taken all necessary corporate action to authorize the execution, delivery and performance of the Documents.

(c)   Each of the Documents has been executed by an authorized signatory of the Liberian Corporation and constitutes a valid and binding obligation of the Liberian Corporation enforceable in accordance with its terms.

(d)   The execution, delivery and performance of its obligations under, and compliance with the provisions of, the Documents by the Liberian Corporation will not contravene any existing applicable law, statute, rule or regulation of Liberia or contravene or conflict with any provision of its Articles of Incorporation or Bylaws.

(e)    No consents, authorizations, licenses, approvals, exemptions of or authorizations by any governmental or public bodies or authorities in Liberia (including exchange control approvals) are required for or in connection with the execution, delivery, validity, enforceability or performance by the Liberian Corporation of its obligations under the Documents.

(f)    It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Documents that any of them be notarized, filed, recorded, registered or enrolled in any court, public office or elsewhere in Liberia.

(g)    The payment obligations of the Liberian Corporation under the Documents rank at least pari passu with all other present and future unsecured and unsubordinated indebtedness of the Liberian Corporation except such indebtedness, such as tax liens, as are mandatorily preferred by law.

(h)    Other than annual fees in respect of the maintenance of the Liberian Corporation, and the customary court fees payable in litigation, there are no taxes, stamp taxes, withholdings, levies, registration taxes, or similar taxes or charges payable in Liberia in connection with the execution, delivery, performance, enforcement or admissibility in evidence of the Documents.

(i)    The choice of law provisions contained in the Documents are valid and do not contravene Liberian law. We would inform you, however, that the validity and enforceability of the submission to jurisdiction provision set forth in the Documents are not dependent on RMI law and such provision may not be enforceable under the laws of a particular jurisdiction.

(j)    The submission by the Liberian Corporation in the Documents to the non-exclusive jurisdiction of the courts of New York and the irrevocable appointment by the Liberian Corporation of an agent in New York to accept service of process in respect of the jurisdiction of the New York courts are valid and binding upon Liberian Corporation. Provided that the defendant appeared in the action or proceeding in person or by a duly authorized representative, a judgment for a definite sum given by a New York court against the Liberian Corporation would be admissible in Liberian courts when duly authenticated.

(k)    A monetary judgment which is enforceable by execution in New York and obtained in relation to the Documents in New York Courts having jurisdiction to give the judgment, may be enforced in Liberia without a retrial on the merits provided that (a) the judgment is for a sum of money and is final in New York, (b) the court granting the judgment had jurisdiction under New York law and the judgment does not offend principles of the Republic of Liberia as to due process, propriety or public order, (c) the defendant was actually present in person or by duly appointed representative and (d) the judgment does not constitute in effect a default judgment.

(l)   No Liberian withholding tax or similar tax is required to be deducted from any payment of principal or interest or otherwise to be made by the Liberian Corporation pursuant to the provisions of the Documents.

(m)  The Purchaser is not and will not be deemed to be resident, domiciled, carrying on business or subject to taxation in Liberia, solely by reason of the negotiation, preparation, execution, performance, enforcement of, and/or receipt of any payment due from the Liberian Corporation under the Documents.

(n)   It is not necessary under the laws of Liberia (i) in order to enable the Purchaser to enforce its rights under the Documents or (ii) by reason of the execution, delivery and performance of the Documents by the Purchaser, that the Purchaser should be licensed, qualified or otherwise entitled to carry on business in Liberia.

(o)   The Liberian Corporation is not immune from the institution of legal proceedings or the obtaining or execution of a judgment in Liberia.

(p)   The Documents are in proper legal form for enforcement in Liberia. The opinions herein expressed are subject to the following:

(1)   The effect of any applicable bankruptcy, insolvency, reorganization, preferential and fraudulent transfer, moratorium and other similar laws now or hereafter in effect affecting generally the enforcement of creditors' or secured creditors' rights; and

(2)    Limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or in law), upon the enforceability of any of the remedies, covenants or other provisions of the Documents or upon the availability of injunctive relief or other equitable remedies;

This opinion is limited to matters of law of Liberia and is issued solely for the benefit of the Purchaser and its counsel, Messrs Greenberg Traurig, LLP, may be relied upon solely by the Purchaser and its counsel, Messrs Greenberg Traurig, LLP in connection with the transaction described herein and is not to be made available to, or relied upon by, any other person, firm or entity or in any other transaction. We express no opinion with respect to the laws of any other jurisdiction.

Very truly yours,

Reeder & Simpson P.C.

Exhibit C-2

REEDER & SIMPSON P.C.
Attorneys-at-Law

RRE Commercial Center
Ace Building, Suite 205
1 Lagoon Drive, Majuro, MH 96960, Marshall Islands
Majuro, Marshall Islands MI-I 96960
Telephone: +692 625 3602
Fax:  +692 625 3603
E-mail:  dreeder@ntamar.net

R. Simpson 53 — 55 Akti Miaouli, 6th Floor 185 36 Piraeus, Greece Telephone: +30 210 429 3323 Fax: +30 210 429 3309 E-mail: simpson@otenet.gr Mobile phone: +30 6945 465 173

2011.09.29 draft (vi)
[·], 2011

Deutsche Bank AG, New York Branch
60 Wall St., 25th Floor
New York, NY 10005

Re:              AEGEAN MARINE PETROLEUM S.A.

Dear Sirs:

We are licensed to practice law in the Republic of the Marshall Islands (the "RMI") and are members in good standing of the Bar of the RMI and serve as legal consultants to the Corporate and Maritime Administrator of the Marshall Islands.

We have acted as special counsel to AEGEAN MARINE PERTROLEUM NETWORK INC., a Marshall Islands corporation (the "RMI Corporation"), on matters of the laws of the Marshall Islands in connection with the Limited Guarantee dated [ • ], 2011 (the "Guarantee") made by the RMI Corporation in favour of DEUTSCHE BANK AG, NEW YORK BRANCH (the "Purchaser") with respect to the obligations of AEGEAN MARINE PETROLEUM S.A., a Liberian corporation (the "Seller") arising under and in connection that certain Trade Receivables Purchase Agreement dated [ • ], 2011 (the "Trade Receivables Purchase Agreement ") made between the Seller and the Purchaser.

Terms and expressions used herein shall, unless otherwise defined herein, bear the meanings ascribed to them in the Trade Receivables Purchase Agreement.

In connection herewith, we have examined electronic copies of executed copies of the following documents (hereinafter together called the "Documents"):

1.  the Limited Guarantee;
2.  the Trade Receivables Purchase Agreement; and
3.  the Fee Letter.

In rendering this opinion we have also examined originals, photocopies or certified copies of all such instruments and certificates of public officials and of officers or directors of the RMI

Corporation and such other instruments, agreements or documents as we have deemed necessary as a basis for the opinion herein rendered.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies of originals, the power, authority and legal right of all parties to the Documents (other than the RMI Corporation) to enter into and perform their respective obligations under the Documents to which each is a party and the due authorization, execution and delivery of the Documents by all parties thereto (other than the RMI Corporation). In addition, we have assumed the legal capacity of all natural persons executing each of the Documents and we have assumed the due compliance of each of the Documents with all matters of, and the validity and enforceability of each thereof under, the respective laws governing or relating to them other than the laws of the RMI, in respect of which we are opining.

As to questions of fact material to this opinion, we have made no independent investigation, but we have relied solely upon the representations set forth in the Documents and the aforementioned certificates of public officials and of officers and directors of the RMI Corporation which we have examined.

Based upon and subject to the foregoing and having regard to the legal considerations which we deem relevant, we are of the opinion that insofar as the laws of the RMI are concerned:

(a)   The RMI Corporation is duly incorporated, validly existing and in good standing under the laws of the RMI and has the corporate power to carry on its business as provided for in its Articles of Incorporation.

(b)   The RMI Corporation has the corporate power and authority to enter into, execute, deliver, observe and perform its obligations under the Guarantee and has taken all necessary corporate action to authorize the execution, delivery and performance of the Guarantee.

(c)   The Guarantee has been executed by an authorized signatory of the RMI Corporation and constitutes a valid and binding obligation of the RMI Corporation enforceable in accordance with its terms.

(d)   The execution, delivery and performance of its obligations under, and compliance with the provisions of, the Guarantee by the RMI Corporation will not contravene any existing applicable law, statute, rule or regulation of the RMI or contravene or conflict with any provision of its Articles of Incorporation or Bylaws.

(e)   No consents, authorizations, licenses, approvals, exemptions of or authorizations by any governmental or public bodies or authorities in the RMI (including exchange control approvals) are required for or in connection with the execution, delivery, validity, enforceability or performance by the RMI Corporation of its obligations under the Guarantee.

(f)    It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Guarantee that it be notarized, filed, recorded, registered or enrolled in any court, public office or elsewhere in the RMI.

(g)   The payment obligations of the RMI Corporation under the Guarantee rank at least pari passu with all other present and future unsecured and unsubordinated indebtedness of the RMI Corporation except such indebtedness, such as tax liens, as are mandatorily preferred by law.

(h)  Other than annual fees in respect of the maintenance of the RMI Corporation, and customary court fees payable in litigation, there are no taxes, stamp taxes, withholdings, levies, registration taxes, or similar taxes or charges payable in the RMI in connection with the execution, delivery, performance, enforcement or admissibility in evidence of the Guarantee.

(i)    The choice of law provisions contained in the Guarantee are valid and do not contravene RMI law and would be regarded by the RMI as a matter of civil contract to be enforced in the same manner as other contracts. We would inform you, however, that the validity and enforceability of the submission to jurisdiction provision set forth in the Guarantee are not dependent on RMI law and such provision may not be enforceable under the laws of a particular jurisdiction;

(j)    The submission by the RMI Corporation in the Guarantee to the non-exclusive jurisdiction of the courts of New York and the irrevocable appointment by the RMI Corporation of an agent in New York to accept service of process in respect of the jurisdiction of the New York courts is valid and binding upon the RMI Corporation. A judgment for a definite sum given by a New York court against the RMI Corporation would be admissible in the Marshall Islands courts when duly authenticated.

(k)   With respect to any amount due and owing to the Purchaser by the RMI Corporation under the Guarantee, the courts of the RMI will award a judgment in relation to such Documents expressed in terms of the currency in which the RMI Corporation is expressly required to make payment. The courts of the RMI will recognize and enforce a final foreign judgment of a court of competent jurisdiction without review of the merits underlying such judgment as provided in the Marshall Islands Revised Code, whereby a foreign judgment shall be conclusive as to any matter thereby directly adjudicated upon between the same parties except where:

(1)	it has not been pronounced by a court of competent jurisdiction;
(2)	it has not been given on the merits of the case;
(3)	it appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the laws of the Marshall Islands in cases in which such laws are applicable;
(4)	the proceedings in which the judgment was obtained are opposed to natural justice;
(5)	it has been obtained by fraud;
(6)	it sustains a claim founded on a breach of any law in force in the Marshall Islands; or

(7)	it has been obtained by default where the party was not represented.

(l)    No RMI withholding tax or similar tax is required to be deducted from any payment of principal or interest or otherwise to be made by the RMI Corporation pursuant to the provisions of the Guarantee.

(m)  The Purchaser is not and will not be deemed to be resident, domiciled, carrying on business or subject to taxation in the RMI or Liberia, respectively, solely by reason of the negotiation, preparation, execution, performance, enforcement of, and/or receipt of any payment due from the RMI Corporation under the Guarantee.

(n)  It is not necessary under the laws of the RMI (i) in order to enable the Purchaser to enforce its rights under the Guarantee or (ii) by reason of the execution, delivery and performance of the Guarantee by the Purchaser, that the Purchaser should be licensed, qualified or otherwise entitled to carry on business in the RMI.

(o)  The RMI Corporation is not immune from the institution of legal proceedings or the obtaining or execution of a judgment in the RMI.

(p)  The Guarantee is in proper legal form for enforcement in the RMI.
The opinions herein expressed are subject to the following:

(1)   The effect of any applicable bankruptcy, insolvency, reorganization, preferential and fraudulent transfer, moratorium and other similar laws now or hereafter in effect affecting generally the enforcement of creditors' or secured creditors' rights;

(2)  Limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or in law), upon the enforceability of any of the remedies, covenants or other provisions of the Documents or upon the availability of injunctive relief or other equitable remedies;

(3)  The enforceability under certain circumstances of provisions expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, defences to obligations or rights granted by law, where such waivers are against public policy or prohibited by law;

(4)  The unenforceability under certain circumstances of indemnifying a party against liability for its own wrongful and negligent acts or where such indemnification is contrary to public policy or prohibited by law;

(5)  The effect of laws of the RMI, which may provide that a court may refuse to enforce, or may limit the application of a document by deleting an unconscionable section of, a contract or any clause thereof which the court finds as a matter of law to have been unconscionable at the time it was made or contrary to public policy; and

(6)   The unenforceability under certain circumstances of contractual provisions respecting self-help or summary remedies without notice or opportunity for hearing or correction, and the effect of the laws of the RMI which do not nullify the remedies contained in the Documents but may require a secured party in any disposition of collateral to act in good faith and in a commercially reasonable manner.

This opinion is limited to matters of law of the RMI and is issued solely for the benefit of the Purchaser and its counsel, Messrs Greenberg Traurig, LLP, may be relied upon solely by the Purchaser and its counsel, Messrs Greenberg Traurig, LLP in connection with the transaction described herein and is not to be made available to, or relied upon by, any other person, firm or entity or in any other transaction. We express no opinion with respect to the laws of any other jurisdiction.

Very truly yours,

Reeder & Simpson P.C.

Exhibit D
October ●, 2011
Private & Confidential

Deutsche Bank AG, New York Branch
60 Wall Street, 25th Floor
New York, NY 10005

Re: Trade Receivables Purchase Agreement

Ladies and Gentlemen:

We have acted as special counsel to Aegean Marine Petroleum S.A., a corporation organized and existing under the laws of the Republic of Liberia (the "Seller"), on matters of the laws of the State of New York and the federal laws of the United States of America in relation to, among other things, that certain trade receivables purchase agreement dated as of October •, 2011 (the "Agreement"), by and between (a) the Seller, as Seller, and (b) Deutsche Bank AG, New York Branch, as Purchaser (the "Purchaser"), pursuant to which the purchaser agreed to purchase from the Seller receivables in an amount of up to $104,800,000. Expressions defined in the Agreement have the same meanings where used in this opinion.

In connection herewith, we have examined originals or copies certified to our satisfaction of the following documents (collectively, the "Transaction Documents"):

(a)	the Agreement;

(b)
that certain limited guarantee dated October ●, 2011, made by Aegean Marine Petroleum Network Inc., a corporation organized and existing under the laws of the Republic of the Marshall Islands (the "Guarantor", and, together with the Seller, the "Parties" and each a "Party"), in favor of the Purchaser, pursuant to which the Guarantor guaranteed the obligations of the Seller under the Agreement; and

(c)
all such other agreements, instruments, documents and certificates of public officials and of officers of the Parties as we have deemed necessary or advisable as a basis for the opinion herein rendered.

Deutsche Bank AG, New York Branch
October ●, 2011

In such examination, we have, with your approval, assumed the legal capacity of all natural persons, the genuineness of all signatures, and the authenticity of original and certified documents submitted to us and the conformity to original documents of all copies submitted to us as conformed or reproduction copies. We have also assumed the power, authority and legal right of all parties to the Transaction Documents to enter into and to perform their respective obligations thereunder and the due authorization, execution and delivery of the Transaction Documents by all parties thereto. We have further assumed due compliance of the Transaction Documents with all matters of, and the validity and enforceability thereof under, all such laws as govern or relate to the Transaction Documents other than the federal laws of the United States of America and the laws of the State of New York in respect of which we are opining. We have also assumed for the purposes of our opinion that the Purchaser has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents against the Parties. We have further assumed that any consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the United States of America or the State of New York in connection with the transactions contemplated by the Transaction Documents have been duly obtained or made. We have assumed that none of the Parties has an office or place of business in the United States of America.

We have not conducted any independent investigation as to any factual matters relevant to the opinions expressed herein. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Transaction Documents and the aforementioned agreements, instruments, documents and certificates of public officials and of officers of the parties.

Based upon the foregoing, and subject to the limitations, qualifications, and assumptions set forth herein, we are of the opinion that, insofar as the laws of the State of New York and the federal laws of the United States of America are concerned:

1.	each of the Transaction Documents constitutes valid and binding obligations of the Parties as are party thereto enforceable against such Parties in accordance with its terms;

2.
it is not necessary under the laws of the State of New York in order to assure the legality, validity, admissibility in evidence or enforceability of the Transaction Documents that any of the Transaction Documents be notarized, filed, registered or recorded in any public office or elsewhere in the State of New York or the United States of America;

3.
no consents, licenses, permits, approvals, notarizations, exemptions of or authorizations by any governmental authority or regulatory body of the State of New York, including any exchange control approval, is necessary to enable the Parties to execute, deliver and perform their obligations under the Transaction Documents, or to ensure the legality, validity, performance,

Deutsche Bank AG, New York Branch
October ●, 2011

enforceability or admissibility into evidence of the Transaction Documents; and

4.
there are no stamp or registration duties or similar taxes or charges payable in respect of the execution, delivery, performance, enforcement or admissibility into evidence of the Transaction Documents other than court fees consequent upon litigation in the State of New York or a federal district court sitting in the State of New York.

We qualify our foregoing opinion to the extent that:

(a)
the enforceability of the rights and remedies provided for in the Transaction Documents is subject to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting generally the enforceability of creditors' rights from time to time in effect;

(b)
the enforceability of the Transaction Documents may be limited by the application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles;

(c)
provisions in the Transaction Documents specifying that provisions thereof may only be waived in writing may not be enforceable to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created modifying provisions of the Transaction Documents;

(d)
the enforceability of the Transaction Documents is subject to general principles of equity with respect to the enforceability of any of the remedies, covenants or other provisions of the Transaction Documents and to the availability of specific performance or injunctive relief or other equitable remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(e)
with regard to any certificate or determination notice of the Purchaser delivered under the Transaction Documents, we express no opinion as to the conclusiveness of such certificate or determination notice which, save for manifest error, purports to be conclusive and binding on the Parties;

(f)
with respect to the submissions to the jurisdiction of the United States District Court for the Southern District of New York in the Transaction Documents we note the limitations of 28 U.S.C. § 1332 on federal court jurisdiction in cases where diversity of citizenship is

Deutsche Bank AG, New York Branch
October ●, 2011

lacking and we also note that such submissions cannot supersede that court's discretion in determining whether to transfer an action from one federal court to another under 28 U.S.C. § 1404(a);

(g)	the possible application of foreign laws or governmental action may affect the enforcement rights of creditors generally; and

(h)
provisions for indemnification pursuant to the Transaction Documents may be held to be against public policy and therefore unenforceable to the extent any purported beneficiary of those provisions seeks to enforce the same to obtain indemnity from any liabilities, losses, damages, costs or expenses arising from its violation of any applicable law.

We express no opinion as to the legality, validity, binding effect or enforceability of any provisions of the Transaction Documents related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case applying the choice of law principles of the State of New York.

The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

We are members of the bar of the State of New York. This opinion is limited to the laws of the State of New York and the federal laws of the United States of America. We express no opinion with respect to the laws of any other jurisdiction.

This opinion is issued solely for the benefit of the Purchaser, may be relied upon solely by the Purchaser in connection with the transactions described herein, and is not to be made available to, or relied upon by, any other person, firm or entity.

Very truly yours,

EXHIBIT E-1

FORM OF CLOSING CERTIFICATE AND OFFICER'S CERTIFICATE

The undersigned [INSERT TITLE OF RESPONSIBLE OFFICER] of AEGEAN MARINE PETROLEUM S.A.. (the "Seller") hereby certifies to DEUTSCHE BANK AG, NEW YORK BRANCH (the "Purchaser") as follows:

1.   The representations and warranties of the Seller set forth in the Trade Receivables Purchase Agreement dated as of October •, 2011 (the "Agreement") between the Seller and the Purchaser, or which are contained in any other Transaction Documents or certificate furnished by or on behalf of the Seller pursuant thereto are true and correct in all respects on and as of the date hereof.

2.    ____________ is [a] [the] duly elected and qualified [insert title of Responsible Officer] of the Seller, and the signature set forth for such officer below is such officer's true and genuine signature.

3.   No Incipient Termination Event or Termination Event has occurred and is continuing as of the date hereof or after giving effect to the purchase of Scheduled Receivables to be made on                                 .

4.   The Conditions Precedent to the initial purchase set forth in Section 4.1 of the Agreement have been satisfied.

5.   There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Seller, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Seller.

6.   Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Liberia.

7.   Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by Board of Directors of the Seller on •, 2011; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof, are now in full force and effect and are the only corporate proceedings of the Seller now in force relating to or affecting the matters referred to therein.

8.   Attached hereto as Annex 2 is a true and complete copy of the constitutive corporate documents of the Seller as in effect on the date hereof, and such document has not been amended, repealed, modified or restated.

9.    The following persons are now duly elected and qualified officers of the Seller holding the offices indicated next to their respective names below, and such officers have held such offices with the Seller at all times since the date indicated next to their respective titles to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers and each of such officers is duly authorized to execute and deliver on behalf of the Seller the Agreement, each other Transaction Document to which the Seller is a party, and any certificate or other document to be delivered by the Seller pursuant to the Agreement:

Name                                                Office                                            Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title:

Date:

EXHIBIT E-2

FORM OF CLOSING CERTIFICATE AND OFFICER'S CERTIFICATE

The undersigned [INSERT TITLE OF RESPONSIBLE OFFICER] of AEGEAN MARINE PETROLEUM NETWORK, INC. (the "Guarantor") hereby certifies to DEUTSCHE BANK AG, NEW YORK BRANCH (the "Purchaser") in connection with the Trade Receivables Purchase Agreement dated as of October •, 2011 (the "Agreement") between Aegean Marine Petroleum S.A. and the Purchaser and the Limited Guarantee of the Guarantor dated as of October •, 2011 as follows:

1.      ____________ is [a] [the] duly elected and qualified [insert title of Responsible Officer] of the Guarantor, and the signature set forth for such officer below is such officer's true and genuine signature.

2.     There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Guarantor, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Guarantor.

3.     The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the Marshall Islands.

4.     Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by Board of Directors of the Guarantor on •, 2011; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof, are now in full force and effect and are the only corporate proceedings of the Guarantor now in force relating to or affecting the matters referred to therein.

5.     Attached hereto as Annex 2 is a true and complete copy of the constitutive corporate documents of the Guarantor as in effect on the date hereof, and such document has not been amended, repealed, modified or restated.

6.      The following persons are now duly elected and qualified officers of the Guarantor holding the offices indicated next to their respective names below, and such officers have held such offices with the Guarantor at all times since the date indicated next to their respective titles to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers and each of such officers is duly authorized to execute and deliver on behalf of the Guarantor each transaction document to which the Guarantor is a party, and any certificate or other Transaction Document to be delivered by the Guarantor pursuant to the Agreement:

Name                                                Office                                            Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title:

Date:

Exhibit F

Receivables Presentation:                      Date:
Aegean Marine Petroleum SA

Eligible Obligor	Address	Purchase Date by DB (mm/dd/yy)	Invoice Number	Scheduled Maturity (mm/dd/yy)	Invoice Amount (USD)	Advance Rate	Invoice Amount Purchased by DB (USD)
Hanwa Co Ltd.	6-18-2 Ginza, Chuo-ku, Tokyo, Japan 104-8429					100%
A.P. Moller - Maersk A/S	50 Esplanaden, Copenhagen, Denmark DK-1098					100%
ExxonMobil Marine Ltd.	ExxonMobil House Mailpoint 31 Ermyn Way, Leatherhead Surrey, UK KT22 8UX					100%
Petroleo Brasileiro S/A	24TH FLOOR, AVENIDA REPUBLICA DO CHILE 65 RIO DE JANEIRO 20031-912 Brazil					100%
Petrobras Singapore Pte Ltd	200 Newton Road # 07-01, Newton 200 Singapore,Singapore 307983					95%
Olendorff Carriers GmbH & Co. KG	Willy-Brandt-Allee 6, Lubeck, Germany 23554					100%
Marine Energy Arabia Co, LLC	The Fairmont Hotel, Sheik Zayed Road, Apt 1701, P.O. Box 24676, Dubai, UAE					95%
World Fuel Services Europe, Ltd.	Portland House, Bressenden Place, London, UK SW1E 5BH					95%
Word Fuel Services (Singapore) Pte Ltd.	238A Thomson Road, #17-03 Novena Square Tower A Singapore, Singapore 307684					95%
World Fuel Services America, Inc.	9800 N.W. 41st Street, Suite 400 Miami, Florida 33178 United States					95%
A/S Dan Bunkering Ltd.	Strandvejen 5, Middlefart, Denmark DK-5500					90%
Kanematsu Corp	2-1 Shibaura 1-chome, Minato-Ku Toyko105-8005 Japan					90%
Petro Summit Pte Ltd.	60 Anson Road, £05-03 Mapletree Anson Singapore, Singapore 079914					90%
Mitsui Bulk Shipping Europe Ltd.	Dexter House Royal, Mint Court London EC3N 4JR United Kingdom					90%
Mitsui & Co. Petroleum Ltd.	2-1, Ohtemachi 1-Chome, Chiyoda-KuToyko 1000004Japan					90%
The Shipping Corporation of India Ltd.	12th floor Shipping House, 245 Madam Cama Road Mumbai 400021 India					90%
JX Nippon Oil & Energy Asia Pte Ltd.	9 Temasek Blvd., #24-03 Suntec Tower 2 Singapore 038989 Singapore					90%
Stolt Tankers BV	Westerlaan 5 Rotterdam 3016 CK Netherlands					90%
Stolt Nielsen Singapore Pte	460 Alexandra Road, #31-01/04 PSA Building Singapore 119963 Singapore					90%
CMA CGM	1 Quai Colbert BP 7007X LE HAVRE CEDEX 76080 France					90%
Star Reefers UK Ltd.	30 Charles II Street London SW1Y 4AE United Kingdom					90%
BW Maritime Pte Ltd.	Mapletree Business City, #18-01, 10 Pasir Panjang Road Singapore, Singapore 117438					100%
Marubeni International Petroleum Pte Lid,	Temasek Boulevard #30-03, Suntec Tower Three Singapore, Singapore 038988					95%
O.W. Bunker Middle East DMCC	Indigo Tower, Office #701, Jumeirah lake Towers, P.O. Box 486052, Dubai, UAE					95%
O.W. Bunker Spain S.L.	Princesa 25, Madrid, Spain 28008					95%
OM. Bunker UK Ltd.	Sir Henry Darvill House, 8/10 William Street, Windsor Berkshire, United Kingdom SL4 1BA					95%
O.W. Bunker Canary Islands SLU (LAS PALMAS)	Calle Sucre 8 (El Sebadal) Las Palmas de Gran Canaria, Spain 35008					95%
Total

Exhibit G

Purchase Notice

Date:

This irrevocable Purchase Notice is delivered in accordance with Section 2.2 of the Trade Receivables Purchase Agreement (as amended, restated, modified or otherwise supplemented from time to time, the "Agreement") dated as of October •, 2011 between Aegean Marine Petroleum S.A., as Seller and Servicer, and Deutsche Bank AG, New York Branch, as Purchaser. All capitalized terms used herein shall have the meanings given to them in the Agreement, unless otherwise defined. The Seller hereby requests that the Purchaser make the following purchases with respect to the Scheduled Receivables presented in the attached schedule:

I. Receivables

A) Aggregate Amount: $

B) Anticipated Purchase Date:

C) A schedule of the Scheduled Receivables and Scheduled Due Dates, including calculation of Obligor Limits, is attached.

D) The Receivables Presentation also is attached.

All of such Scheduled Receivables are Eligible Receivables. We certify that none of the Scheduled Receivables have been the subject of a prior Purchase Notice, and that the information provided in this Purchase Notice and the attached schedule is true and correct.

AEGEAN MARINE PETROLEUM S.A.

[Signed]
Name:
Title:

Exhibit H
LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of October 17, 2011 (the "Guarantee"), made by Aegean Marine Petroleum Network, Inc., a corporation incorporated in the Marshall Islands (the "Guarantor"), in favor of DEUTSCHE BANK AG, NEW YORK BRANCH, as purchaser (the "Purchaser") under the Trade Receivables Purchase Agreement, dated as of October 17, 2011 (as amended, supplemented or otherwise modified from time to time, the "Receivables Purchase Agreement"), between AEGEAN MARINE PETROLEUM S.A., a corporation incorporated in Liberia (the "Seller") and the Purchaser.

WHEREAS, pursuant to the Receivables Purchase Agreement, the Purchaser has agreed to purchase Scheduled Receivables from the Seller upon the terms and subject to the conditions set forth therein; and

WHEREAS, it is a condition precedent to the obligation of the Purchaser to make its initial purchase from the Seller under the Receivables Purchase Agreement that the Guarantor shall have executed and delivered this Guarantee to the Purchaser;

NOW, THEREFORE, in consideration of the premises and to induce the Purchaser to enter into the Receivables Purchase Agreement and to induce the Purchaser to make its purchases from the Seller under the Receivables Purchase Agreement, the Guarantor hereby agrees with the Purchaser, as follows:

1.            Defined Terms. Unless otherwise defined herein, terms defined in the Receivables Purchase Agreement and used herein shall have the meanings given to them in the Receivables Purchase Agreement.

2.            Guarantee.   (a) The Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor, to the Purchaser and its successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)   The Guarantor further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Purchaser in enforcing, or obtaining advice of counsel in respect of any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee.

(c)   No payment or payments made by the Seller, the Guarantor or any other Person or received or collected by the Purchaser from the Seller, the Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments (other than payments made by the Guarantor in respect of the Obligations or payments received or collected from the Guarantor in respect of the Obligations), remain liable for the Obligations until the Obligations are paid in full.

(d)   The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Purchaser on account of its liability hereunder, it will notify the Purchaser in writing that such payment is made under this Guarantee for such purpose.

3.            Right of Set-off. The Purchaser is hereby irrevocably authorized at any time and from time to time without notice to the Guarantor, any such notice being expressly waived by the Guarantor to the extent permitted by applicable law, upon any amount becoming due and payable by the Guarantor hereunder, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Purchaser or any branch or agency thereof to or for the credit or the account of the Guarantor. The Purchaser shall notify the Guarantor promptly after any such set-off and the application made by the Purchaser; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Purchaser under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Purchaser may have.

4.            No Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder, or any set-off or application of funds of the Guarantor by the Purchaser, the Guarantor shall not be entitled to be subrogated to any of the rights of the Purchaser against the Seller or against any collateral security or guarantee or right of offset held by the Purchaser for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Seller in respect of payments made by the Guarantor hereunder, until all amounts owing to the Purchaser by the Seller on account of the Obligations are paid in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Purchaser, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Purchaser in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Purchaser, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Purchaser may determine.

5.            Amendments, etc. with respect to the Obligations; Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor, and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Purchaser may be rescinded by the Purchaser, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Purchaser, and the Receivables Purchase Agreement, and the other Transaction Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Purchaser may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Purchaser for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

The Purchaser shall have no obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against the Guarantor, the Purchaser may, but shall be under no obligation to, make a similar demand on the Seller or any other guarantor, and any failure by the Purchaser to make any such demand or to collect any payments from the Seller or any such other guarantor or any release of the Seller or such other guarantor shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Purchaser against the Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

6            Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Purchaser upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Seller or the Guarantor, on the one hand, and the Purchaser on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Seller or the Guarantor with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Receivables Purchase Agreement, or any other Transaction Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Purchaser, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Seller against the Purchaser, (c) any inability of the Seller to perform its obligations due to any currency transfer regulations, including, without limitation, inability to convert other currencies into Dollars or to transfer Dollars, or (d) any other circumstance whatsoever (with or without notice to or knowledge of the Seller or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Seller for the Obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantor, the Purchaser may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Seller or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Purchaser to pursue such other rights or remedies or to collect any payments from the Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Seller or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Purchaser against the Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and its successors and assigns thereof, and shall inure to the benefit of the Purchaser, and its successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantor under this Guarantee shall have been satisfied by payment in full.

7.   Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Purchaser upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Seller, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Seller or any substantial part of its property, or otherwise, all as though such payments had not been made.

8.     Payments. The Guarantor hereby agrees that the Obligations will be paid to the Purchaser without set-off or counterclaim in Dollars to the Payment Account.

9.   Taxes. (a) All payments made by the Guarantor under this Guarantee shall be made free and clear of, and without deduction or withholding for or on account of, any present or future Included Taxes. If any such Included Taxes or Other Taxes are required to be withheld from any amounts payable to the Purchaser hereunder, the amounts so payable to the Purchaser shall be increased to the extent necessary to yield to the Purchaser (after payment of all Included Taxes and Other Taxes) the amounts payable hereunder that the Purchaser would have received if such Included Taxes or Other Taxes had not been withheld or deducted from such amounts.

(b)   In addition, the Guarantor shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   Whenever any Included Taxes or Other Taxes are payable by the Guarantor, as promptly as possible thereafter the Guarantor shall send to the Purchaser a certified copy of an original official receipt received by the Guarantor showing payment thereof. If the Guarantor fails to pay any Included Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Purchaser the required receipts or other required documentary evidence, the Guarantor shall indemnify the Purchaser for any incremental taxes, interest or penalties that may become payable by the Purchaser as a result of any such failure.

(d)   The agreements in this Section shall survive the termination of this Guarantee and the payment of all amounts payable hereunder.

10.   Notices. All notices, requests and demands to or upon the Purchaser or the Guarantor to be effective shall be in writing (including by telecopy) and shall be deemed to have been duly given or made (a) if by hand, when delivered or (b) if by telecopy, when received by the addressee, addressed to the Purchaser, as the case may be, at its address or transmission number for notices provided in Section 8,2 of the Receivables Purchase Agreement or, in the case of the Guarantor, at its address or transmission number for notices provided on the signature page of this Guarantee. The Purchaser and the Guarantor may change its address and transmission numbers for notices by notice in the manner provided in this Section.

11.   Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.   Integration. This Guarantee and the other Transaction Documents represent the agreement of the Guarantor with respect to the subject matter hereof, and there are no promises or representations by the Purchaser relative to the subject matter hereof not reflected herein or in the other Transaction Documents.

13.   Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Purchaser.

(b)   The Purchaser shall not by any act (except by a written instrument pursuant to paragraph 10 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Termination Event or Incipient Termination Event or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Purchaser, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Purchaser of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Purchaser would otherwise have on any future occasion.

(c)   The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

14.   Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

15.   Successors and Assigns. This Guarantee shall be binding upon the successors and permitted assigns of the Guarantor and shall inure to the benefit of the Purchaser and its successors and assigns.

16.   Submission to Jurisdiction; Waivers. The Guarantor hereby irrevocably and unconditionally:

(a)   submits for itself and its property in any legal action or proceeding relating to this Guarantee, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York sitting in the City of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)   irrevocably and unconditionally appoints CT Corporation System (the "New York Process Agent"), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York,

New York 10011, as its agent to receive on behalf of the Guarantor and its property, service of copies of the summons and complaint and any other process that may be served in any such action or proceeding in any such New York State or U.S. federal court and agrees promptly to appoint a successor New York Process Agent in New York City (which successor New York Process Agent shall accept such appointment in writing prior to the termination, for any reason, of the appointment of the initial New York Process Agent) and promptly to provide written notice to the Purchaser of the appointment of such successor New York Process Agent. In any such action or proceeding in such New York State or U.S. federal court sitting in New York City, such service may be made on the Guarantor by delivering a copy of such process to the Guarantor in care of the appropriate New York Process Agent at such New York Process Agent's address. The Guarantor hereby irrevocably and unconditionally authorizes and directs such New York Process Agent to accept such service on its behalf;

(d)   consents to service of process in the manner provided for notices in Section 9.10 of the Receivables Purchase Agreement and agrees that nothing in this Guarantee shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

17.            Waiver of Immunities. To the extent that the Guarantor has or hereafter may acquire any immunity {sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Guarantor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Guarantee. The Guarantor hereby agrees that the waivers set forth in this Section shall have the fullest extent permitted under the U.S. Foreign Sovereign Immunities Act of 1976 and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

18.            Judgment Currency. The obligations of the Guarantor under this Guarantee and the obligations to make payments to the Purchaser shall, notwithstanding any judgment in a currency (the "judgment currency") other than Dollars, be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the judgment currency, such party may in accordance with normal banking procedures purchase Dollars with the judgment currency. If the amount of Dollars so purchased is less than the sum originally due to such party in Dollars, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such documented loss, and if the amount of Dollars so purchased exceeds the sum originally due to the Purchaser, as the case may be, such party agrees to remit promptly to the Guarantor such excess.

19.   Governing Law. This Guarantee shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Execution Version

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered as a deed by its duly authorized officer as of the day and ar first above  written.

AEGEAN MARINE PETROLEUM NETWORK, INC.

By: /s/ Spyridon Gianniotis
Name: Spyridon Gianniotis
Title: Chief Financial Officer

By: ___________________________
Name:
Title:

AEGEAN MARINE PETROLEUM S.A.

42 Hatzikiriakou Street 185 38 Piraeus Greece Attention: Spyros Fokas Telephone: +30 210-458-6000 Fax: +30 210-458-6243 Email: sfokas@ampni.com

With a copy to: Seward & Kissel LLP 1 Battery Park Plaza New York, NY 10004 Attention: Gary J. Wolfe Telephone: 212-574-1200 Fax: 212-480-8421

Exhibit I

Servicer Report:                                                      Date:
Aegean Marine Petroleum SA

Collections Received by Credit to Collection Account
Eligible Obligor	Invoice Number	Invoice Amount (USD)	Invoice Due Date (mm/dd/yy)	Purchase Date (mm/dd/yy)	Purchased Interest (USD)	Total Receivable Paid (USD)	Date collected (mm/dd/yy)	Receivable Amount Outstanding & owed to DB (USD)

TOTAL

Collections Made in an Amount Less than the Purchased Interest Amount of the Scheduled Receivables
Eligible Buyer	Invoice Number	Invoice Amount (USD)	Invoice Due Date (mm/dd/yy)	Purchase Date (mm/dd/yy)	Purchased Interest (USD)	Collection Amount (USD

TOTAL

Scheduled Receivables Not Paid on Their Respective Scheduled Due Date
Eligible Buyer	Invoice Number	Invoice Amount (USD)	Scheduled Due Date (mm/dd/yy)	Purchased Interest (USD)	Aegean Action Plan to Collect Partial and Late Payments

TOTAL